Exhibit 4.1

EXECUTION COPY

STANDARD AERO HOLDINGS, INC.,
As Issuer

$200,000,000

8 1/4% SENIOR SUBORDINATED NOTES DUE 2014

INDENTURE

Dated as of August 20, 2004

Wells Fargo Bank, National Association,
As Trustee

 i

Section 13.05	Statements Required in Certificate or Opinion.	101
Section 13.06	Rules by Trustee and Agents.	101
Section 13.07	No Personal Liability of Directors, Officers, Employees and Stockholders.	101
Section 13.08	Governing Law.	102
Section 13.09	No Adverse Interpretation of Other Agreements.	102
Section 13.10	Successors.	102
Section 13.11	Severability.	102
Section 13.12	Counterpart Originals.	102
Section 13.13	Table of Contents, Headings, etc.	102

EXHIBITS:

EXHIBIT A	FORM OF THE SERIES A NOTE
EXHIBIT B	FORM OF THE SERIES B NOTE
EXHIBIT C	FORM OF NOTATION ON SENIOR SUBORDINATED NOTE RELATING TO SUBSIDIARY GUARANTEE
EXHIBIT D	FORM OF SUPPLEMENTAL INDENTURE

 v

Cross-Reference Table*

Trust Indenture	Indenture
Act Section	Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311 (a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.05
(b)	13.03
(c)	13.03
313 (a)	7.06
(b)(1)	N.A.
(b)(2)	7.06; 7.07
(c)	7.06; 13.02
(d)	7.06
314 (a)	4.03; 13.02; 13.05
(b)	N.A.
(c)(1)	13.04
(c)(2)	13.04
(c)(3)	N.A.
(d)	N.A.
(e)	13.05
(f)	N.A.
315 (a)	7.01
(b)	7.05, 13.02
(c)	7.01
(d)	7.01
(e)	6.11
316 (a)(last sentence)	2.11
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.14
317 (a)(1)	6.08

* This Cross-Reference Table is not part of the Indenture.

a)(2)	6.09
(b)	2.04
318 (a)	13.01
(b)	N.A.
(c)	13.01

N.A. means not applicable.

*This Cross-Reference Table is not part of the Indenture.

     This INDENTURE dated as of August 20, 2004 between Standard Aero Holdings, Inc., a Delaware corporation (the “Company”) and Wells Fargo Bank, National Association, as Trustee. Following the issue date and concurrently with the release of the escrowed funds, the following entities will become a party to this Indenture by executing a supplemental indenture: Dunlop Standard Aerospace (U.S.) Inc., a Delaware corporation; Dunlop Standard Aerospace (US), Inc., a Delaware corporation; Dunlop Standard Aerospace (US) Legal, Inc., a Delaware corporation; Standard Aero Inc., a Delaware corporation; Dunlop Aerospace Parts Inc., a Delaware corporation; Standard Aero (San Antonio) Inc., a Delaware corporation; Standard Aero (Alliance) Inc., a Delaware corporation; Standard Aero Canada, Inc., a Delaware corporation; 3091781 Nova Scotia Company, an entity incorporated under the laws of Canada; 3091782 Nova Scotia Company, an entity incorporated under the laws of Canada; 3091783 Nova Scotia Company, an entity, incorporated under the laws of Canada; 6269044 Canada Inc., an entity incorporated under the laws of Canada, Standard Aero Limited, an entity incorporated under the laws of Canada; Not FM Canada Inc., an entity incorporated under the laws of Canada; Dunlop Standard Aerospace (Nederland) BV, an entity incorporated under the laws of the Netherlands; and Standard Aero (Nederland) BV, an entity incorporated under the laws of the Netherlands (collectively, the “Guarantors”).

     The Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 8 1/4% Senior Subordinated Notes, Series A, due 2014 (the "Initial Notes”) and the 8 1/4% Senior Subordinated Notes, Series B, due 2014 (the “Exchange Notes” and, together with the Initial Notes, the “Notes”):

ARTICLE 1.
DEFINITIONS AND INCORPORATION
BY REFERENCE

Section 1.01 Definitions.

     "Acquired Debt” means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     “Acquisition” means the Company’s acquisition, in accordance with the purchase agreement, dated as of July 5, 2004, among Standard Aero Holdings, Inc., Dunlop Standard Aerospace Group Limited (“Dunlop”), Meggitt Acquisition Limited and others, of the engine repair and overhaul businesses of Dunlop, consisting of all of the issued and outstanding common stock or other equity interests of Dunlop Standard Aerospace (U.S.) Inc., Standard Aero Inc., Dunlop Aerospace Parts Inc., Standard Aero (San Antonio) Inc., Standard Aero (Alliance) Inc., Dunlop Standard Aerospace (Nederland) BV, Standard Aero BV, Standard Aero Limited, Standard Aero de Mexico S.A. de CV, Standard Aero (Asia) Pte Limited and Standard Aero (Australia) Pty Limited.

     "Acquisition Agreement” means collectively, the Purchase Agreement, dated as of July 5, 2004, among Meggitt Acquisition Limited, Meggitt plc, Standard Aero Holdings, Inc. and the managers and investors parties thereto; the ERO Purchase Agreement, dated as of July 5, 2004, among Standard Aero Holdings, Inc., Dunlop Standard Aerospace Group Limited, Dunlop Aerospace Limited, Dunlop Standard Aerospace Overseas Limited, Dunlop Standard Aerospace Overseas Investments Limited and Meggitt Acquisition Limited; and the Separation Agreement, dated as of July 5, 2004, among Meggitt Acquisition Limited, Meggitt plc and Standard Aero Holdings, Inc.

     "Additional Interest” means any additional interest payable pursuant to Section 2(d) of the Registration Rights Agreement.

     "Additional Notes” means any notes (other than the Initial Notes), if any, issued under this Indenture in accordance with Sections 2.01, 2.02, 2.17 and 4.09 hereof.

     "Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that with respect to Section 4.11 only, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

     "Agent” means any Registrar, Paying Agent or co-registrar.

     "Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

     (1) 1% of the then outstanding principal amount of the Note; and

     (2) the excess of:

     (a) the present value at such redemption date of (i) the redemption price of the Note at September 1, 2009, such redemption price being set forth in Section 3.07 plus (ii) all required interest payments due on the Note through September 1, 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

     (b) the then outstanding principal amount of the Note.

     "Asset Sale” means (i) the sale, lease, conveyance or other disposition of any property, assets or rights (including by way of sale and leaseback); provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the covenant contained in Section 4.15 and/or the covenant contained in Section 5.01 and not by the covenant contained in Section 4.10; and (ii) the issuance or sale of Equity Interests (other than directors’ qualifying shares) in any of the Company’s Restricted Subsidiaries. Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale: (i) any single transaction or series of related transactions that involves assets having an aggregate fair market value of less than $2.0 million; (ii) a transfer of assets between or among the Company and its Restricted Subsidiaries; (iii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (iv) the sale or lease of products, services, equipment, inventory or other assets in the ordinary course of business or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business; (v) the sale or other disposition of cash or Cash Equivalents; (vi) the license of patents, trademarks, copyrights and know-how to third Persons in the ordinary course of business; (vii) the creation of Liens; (viii) disposition of an account receivable in connection with the collection or compromise thereof; (ix) for purposes of Section 4.10 only, a Restricted Payment that does not violate, or Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries) that is permitted by, Section 4.07 hereof; and (x) dispositions of engine pool assets in the ordinary course of business.

     "Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

     “Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation, (ii) with respect to a partnership, the board of directors of the general partner of the partnership, and (iii) with respect to any other Person, the board or committee of such Person serving a similar function.

     “Board Resolution” means a copy of the resolution certified by the Secretary or an Assistant Secretary of a Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

     "Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized, or required by law to close.

     "Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents” means (i) United States dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i)-(v) above.

     "Change of Control” means the occurrence of any of the following: (i) prior to the occurrence of the first public offering of common stock of the Company or Holdings, the Permitted Holders cease to be the Beneficial Owners, directly or indirectly, of a majority of the Voting Stock of the Company or Holdings, measured by voting power rather than number of shares, whether as a result of the issuance of securities of the Company or Holdings, any merger, consolidation, liquidation or dissolution of the Company or Holdings, or any direct or indirect transfer of securities by the Permitted Holders or otherwise, (ii) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings or the Company and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) other than a Permitted Holder, (iii) the adoption of a plan relating to the liquidation or dissolution of Holdings or the Company, (iv) after the first public offering of common stock of the Company or Holdings, the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act or any successor provision), other than the Permitted Holders, becomes the “Beneficial Owner”, directly or indirectly, of more than 35% of the Voting Stock of the Company or Holdings after such first public offering, measured by voting power rather than number of shares, or (v) the first day on which a majority of the members of the Board of Directors of the Company or Holdings are not Continuing Directors.

     "Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period, plus (i) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period to the extent such taxes were deducted in computing such Consolidated Net Income, plus (ii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), fees or interest paid to purchasers or lenders providing financing in connection with a factoring agreement or other similar agreement and net of the effect of all payments made or received pursuant to Hedging Obligations to the extent such expense was deducted in computing such Consolidated Net Income, plus (iii) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent such expenses were deducted in computing such Consolidated Net Income, plus (iv) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income, plus (v) any non-recurring fees, charges or other expenses (including bonus and retention payments and severance expenses, restructuring costs and acquisition integration costs and fees) made or incurred in connection with the Acquisition within one year of the Issue Date; plus (vi) all other unusual or non-recurring items of loss or expense, net after-tax; minus (vii) all other unusual or non-recurring gains or revenue, net after-tax; minus (viii) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the specified Person or a Restricted Subsidiary of the Person or, if such Net Income is a loss, only to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary, (ii) the Net Income (if positive) of any Restricted Subsidiary that is not a Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the cumulative effect of a change in accounting principles will be excluded and (iv) any impairment loss of such Person or its Restricted Subsidiaries relating to goodwill or other non-amortizing intangible asset will be excluded.

     Notwithstanding the foregoing, for the purpose of Section 4.07 only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company and any Restricted Subsidiary, or any distribution or dividend from an Unrestricted Subsidiary, but in each case only to the extent such income otherwise increases the amount of Restricted Payments permitted under clause (C)(III) and (C)(V) of Section 4.07(a).

     "Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or Holdings, as the case may be, who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of the relevant Board at the time of such nomination or election.

     "Corporate Trust Office of the Trustee” will be at the principal address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

     "Credit Agreement” means that certain Credit Agreement, to be dated as of the closing date of the Acquisition, among the Company, the lenders party thereto, J.P. Morgan Securities Inc. and Lehman Brothers Inc., as joint lead arrangers, J.P. Morgan Chase Bank, as administrative agent, and Lehman Commercial Paper Inc. and Credit Suisse First Boston, as co-syndication agent, providing for up to $375.0 million of borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, increased, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) from time to time.

     "Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Definitive Note” means a certificated Note.

     "Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, DTC as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to the applicable provision of this Indenture, and, thereafter, “Depositary” shall mean or include such successor.

     "Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration..

     "Designated Senior Debt” means (i) any Indebtedness outstanding under the Credit Agreement and (ii) any other Senior Debt permitted under this Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt”.

     "Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the Holder of the Capital Stock, in whole or in part, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is exchangeable or convertible solely at the option of the Company or any Restricted Subsidiary) on or prior to the date that is 91 days after the earlier of the date on which the Notes mature or the date the Notes are no longer outstanding; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock (and all securities into which it is convertible or exchangeable) pursuant to such provisions prior to compliance by the Company with Section 4.10 and Section 4.15 hereof and such repurchase or redemption complies with Section 4.07 hereof.

     "DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

     "Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the Issue Date, other than (i) public offerings registered on Form S-4 or S-8 or (ii) any issuance to any Subsidiary.

     "Escrow Agreement” means that certain Escrow and Security Agreement dated as of August 20, 2004 among the Company, as pledgor, the Trustee, as trustee and securities intermediary and escrow agent, and the Initial Purchasers.

     "Escrow Fund” has the meaning set forth in the Escrow Agreement.

     "Exchange Act” means the Securities Exchange Act of 1934, as amended.

     "Exchange Notes” means (i) the 8 1/4% Senior Subordinated Notes, Series B, due 2014, registered under the Securities Act, issued pursuant to this Indenture in connection with an Exchange Offer pursuant to a Registration Rights Agreement and (ii) additional notes, if any, issued pursuant to a registration statement filed with the SEC under the Securities Act.

     "Exchange Offer” means the exchange and issuance by the Company, pursuant to a Registration Rights Agreement, of a principal amount of Exchange Notes (which will be registered pursuant to the Exchange Offer Registration Statement) equal to the outstanding principal amount of Initial Notes or Additional Notes, as the case may be, tendered by Holders thereof in connection with such exchange and issuance.

     "Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

     "Existing Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and the Notes) in existence on the Issue Date, until such amounts are repaid.

     "Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period consisting of such Person’s most recently ended four fiscal quarters for which internal financial statements are available (the “four quarter reference period”), the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the applicable period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of calculating the Fixed Charge Coverage Ratio, (i) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of such period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the specified Person (regardless of whether those expense and cost reductions could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto), (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date, (iv) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during the applicable four-quarter reference period, (v) any Person that is not a Restricted Subsidiary on such Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during the applicable four-quarter reference period and (vi) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire applicable four-quarter reference period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

     "Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), fees or interest paid to purchasers or lenders providing financing in connection with a factoring agreement or other similar agreement, and net of the effect of all payments made or received pursuant to Hedging Obligations, plus (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, plus (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon), plus (iv) the product of (A) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

     “Foreign Cash Equivalents” means (i) certificates of deposit or bankers acceptances of, and bank deposits with, any bank organized under the laws of any country that is a member of the European Economic Community, whose short-term commercial paper rating from Standard & Poor’s is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof, in each case with maturities of not more than six months from the date of acquisition; (ii) commercial paper maturing not more than one year from the date of creation thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s or Moody’s or (iii) shares of any money market mutual fund that has its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above.

     "Foreign Subsidiary” means any Restricted Subsidiary of the Company that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

     "GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on the Issue Date.

     "Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes substantially in the form of Exhibit A hereto issued in accordance with Article 2 hereof.

     "Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantors” means each Subsidiary that incurs a Guarantee of the Notes, including its successors and assigns; provided that upon the release and discharge of such Person from its Guarantee in accordance with the provisions of this Indenture, such Person shall cease to be a Guarantor.

     "Guarantor Senior Debt” means:

     (1) all Indebtedness of any Guarantor outstanding under the Credit Agreement and all Hedging Obligations with respect thereto;

     (2) any other Indebtedness of any Guarantor permitted to be incurred under the terms of this Indenture, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Guarantor at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding), unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to any Subsidiary Guarantee; and

     (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

     Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(a)	any liability for federal, state, local or other taxes owed or owing by such Guarantor;

(b)	any intercompany Indebtedness of such Guarantor or any of its Subsidiaries to the Company or any other Subsidiary of the Company;

(c)	any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d)	the portion of any Indebtedness that is incurred in violation of this Indenture; or

(e)	Capital Stock.

     "Hedging Obligations” means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one or more financial institutions and designed to protect the Person or entity entering into the agreement against fluctuations in interest rates with respect to Indebtedness incurred and not for purposes of speculation, (ii) foreign exchange contracts and currency protection agreements entered into with one or more financial institutions and designed to protect the Person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Indebtedness incurred and not for purposes of speculation, (iii) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by such Person at the time or (iv) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency exchange rates or commodity prices.

     "Holder” means a Person in whose name a Note is registered.

     "Holdings” means Standard Aero Acquisition Holdings, Inc., a Delaware corporation, or its successor.

     “IAI” means Institutional Accredited Investor.

     "Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof), (iii) in respect of banker’s acceptances, (iv) representing Capital Lease Obligations, (v) representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired, or (vi) representing the loss value of any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (a) Disqualified Stock, (b) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, (c) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

     "Indenture” means this Indenture, as amended or supplemented from time to time.

     "Initial Notes” means $200.0 million in aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2014 issued under this Indenture on the Issue Date.

     "Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07 hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of Section 4.07 hereof.

     For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof, (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

     "Issue Date” means August 20, 2004.

     "Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Initial Notes and Additional Notes for use by such Holders in connection with the Exchange Offer.

     "Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Moody’s” means Moody’s Investors Services, Inc.

     "Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however, (i) any gain (or loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

     "Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees, appraiser fees, costs of preparation of assets for sale) and any relocation expenses incurred as a result of such Asset Sale, taxes paid or payable as a result of such Asset Sale (in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements), and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt” means Indebtedness: (i) as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is directly or indirectly liable (as a guarantor or otherwise) or (C) is the lender, (ii) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than stock of an Unrestricted Subsidiary pledged by the Company or any of its Restricted Subsidiaries) or assets of the Company or any of its Restricted Subsidiaries.

     "Non-U.S. Person” means a Person who is not a U.S. Person.

     "Note Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

     "Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

     "Obligations” means any principal, premium and Additional Interest, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations (including, without limitation, reimbursement obligations with respect to letters of credit), damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

     "Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the

Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice-President of such Person.

     "Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 hereof.

     "Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

     "Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Indenture or any other Transaction Document.

     "Permitted Business” means the lines of business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business incidental or reasonably related thereto or which is a reasonable extension thereof as determined in good faith by the Board of Directors of the Company.

     "Permitted Holders” means (i) TC Group L.L.C. (which operates under the trade name “The Carlyle Group”), a Delaware limited liability company, and (ii) Carlyle Partners III, L.P. and its Related Parties or any other investment fund controlled by TC Group L.L.C. For purposes of this definition, “control” shall have the meaning given such term in the definition of the term “Affiliate”.

     "Permitted Investment” means (i) any Investment in the Company or in a Restricted Subsidiary of the Company; (ii) any Investment in Cash Equivalents or Foreign Cash Equivalents; (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (iv) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof; (v) any Investment solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or made with the proceeds of a substantially concurrent sale of such Equity Interests (other than Disqualified Stock); (vi) any Investments received in compromise or resolution of obligations of litigation, arbitration or other disputes; (vii) Hedging Obligations permitted to be incurred under Section 4.09 hereof; (viii) loans and advances to officers, directors and employees in an aggregate amount not to exceed $500,000 extended during any one fiscal year or $2.0 million outstanding at any time; (ix) Investments of any Person (other than Indebtedness of such Person) in existence at the time such Person becomes a Subsidiary of the Company; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary of the Company; (x) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’

compensation, performance and other similar deposits; (xi) any Investment consisting of a guarantee permitted under Section 4.09 hereof; (xii) Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete or worn out assets permitted pursuant to this Indenture; (xiii) advances, loans or extensions of credit to suppliers in the ordinary course of business by the Company or any of its Restricted Subsidiaries; (xiv) Investments in any Person to the extent such Investment existed on the Issue Date and any Investment that replaces, refinances or refunds such an Investment, provided, that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded; (xv) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; and (xvi) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (xvi) since the Issue Date that remain outstanding, not to exceed $25.0 million.

     "Permitted Junior Securities” means (i) Equity Interests in the Company or any direct or indirect parent of the Company issued pursuant to a plan of reorganization or adjustment; or (ii) unsecured debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to Article 11 of this Indenture.

     "Permitted Liens” means (i) Liens in favor of the Company or any Guarantor; (ii) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary; (iii) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets of the Company or its Restricted Subsidiaries; (iv) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of Section 4.09 hereof covering only the assets acquired with or financed by such Indebtedness; (vi) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP has been made therefor; (vii) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (viii) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business; (ix) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (x) Liens arising from Uniform Commercial Code financing statement filings by lessors regarding operating leases entered into by such lessors and the Company and its Restricted Subsidiaries in the ordinary course of business; (xi) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.0 million at any one time outstanding; and (xxvi) Liens securing the obligations under the Escrow Agreement.

     "Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantee, as the case may be, on terms at least as favorable to the Holders of Notes and Subsidiary Guarantee as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

     "Private Placement Legend” means the legend set forth in Section 2.01(d) to be placed on all Notes issued under this Indenture except as otherwise permitted by the provisions of this Indenture.

     "Purchase Agreement” means (i) with respect to the Initial Notes, the Purchase Agreement, dated as of August 17, 2004, among the Company, the Guarantors, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Credit Suisse First Boston and (ii) with respect to each issuance of Additional Notes, the purchase agreement or underwriting agreement among the Company, the Guarantors and the Persons purchasing such Additional Notes.

     "QIB” means a “qualified institutional buyer” as defined in Rule 144A.

     "Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Guarantors and the Initial Purchasers set forth therein, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more substantially similar registration rights agreements among the Company, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

     "Regulation S” means Regulation S promulgated under the Securities Act.

     "Related Party” means (i) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

     "Representative” means the indenture trustee or other trustee, agent or representative for any Senior Debt.

     "Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) with direct responsibility for the administration of this Indenture or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

     "Restricted Notes” mean Initial Notes and Additional Notes bearing one of the restrictive legends described in Section 2.01(d).

     "Restricted Investment” means an Investment other than a Permitted Investment.

     "Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary.

     "Rule 144A” means Rule 144A promulgated under the Securities Act.

     "Rule 903” means Rule 903 promulgated under the Securities Act.

     "Rule 904” means Rule 904 promulgated under the Securities Act.

     "SEC” means the Securities and Exchange Commission.

     "Securities Act” means the Securities Act of 1933, as amended.

     "Senior Debt” means (i) all Indebtedness of the Company outstanding under the Credit Agreement and all Hedging Obligations with respect thereto, (ii) any other Indebtedness of the Company permitted to be incurred under the terms of this Indenture, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding), unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iii) all Obligations with respect to the items listed in the preceding clauses (i) and (ii). Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (a) any liability for federal, state, local or other taxes owed or owing by the Company, (b) any intercompany Indebtedness of the Company to any of its Subsidiaries, (c) any accounts payable or other liability to trade creditors arising in the ordinary course of business, (d) the portion of any Indebtedness that is incurred in violation of this Indenture or (e) Capital Stock.

     "Shelf Registration Statement” has the meaning set forth in the Registration Rights Agreement.

     "Significant Subsidiary” means any Subsidiary which is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary” means, with respect to any specified Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

     "Subsidiary Guarantee” means any Guarantee by a Subsidiary of the Company’s payment Obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

     "S&P” means Standard and Poor’s Rating Services.

          “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under TIA.

          “Total Assets” means, with respect to any Person, the total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, as shown on its most recent balance sheet.

          “Transaction Documents” means this Indenture, the Notes, the Purchase Agreement and the Registration Rights Agreement.

          “Transactions” means the transactions contemplated by (i) the Acquisition Agreement, (ii) the Credit Agreement and (iii) the offering of the Notes.

          “Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to September 1, 2009; provided, however, that if the period from the redemption date to September 1, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

          “Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

          “Unrestricted Subsidiary” means any Subsidiary of the Company (other than the Subsidiaries of the Company on the Issue Date or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary (and any Subsidiary of an Unrestricted Subsidiary) pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary: (i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (iv) does not own any Equity Interests or Indebtedness of, or own or hold any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated) and has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors, of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07 and Section 4.19 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness and Preferred Stock of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness or Preferred Stock is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness or Preferred Stock by a Restricted Subsidiary of the Company of any outstanding Indebtedness or Preferred Stock, as the case may be, of such Unrestricted Subsidiary and such designation will only be permitted if (i) such Indebtedness and Preferred Stock is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

          “U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

          “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

          “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

          “Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

          “Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

	Defined in
Term	Section

“Additional Restricted Notes”	2.03
“Affiliate Transaction”	4.11
“Agent Members”	2.01	(e)
“Asset Sale Offer”	3.09

	Defined in
Term	Section

“Authenticating Agent”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Clearstream”	2.01	(b)
“Company”	preamble
“Company Order”	2.02
“Covenant Defeasance”	8.03
“Defaulted Interest”	2.13
“Euroclear”	2.01	(b)
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Exchange Global Note”	2.01	(b)
“incur”	4.09
“Initial Purchasers”	2.01	(b)
“Institutional Accredited Investor Global Note”	2.01	(b)
“Institutional Accredited Investor Note”	2.01	(b)
“Legal Defeasance”	8.02
“Non-Excluded Taxes”	10.05
“Notes Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Blockage Notice”	11.03
“Payment Default”	6.01
“Permanent Regulation S Global Note”	2.01	(b)
“Permitted Debt”	4.09
“protected purchaser”	2.09
“Purchase Date”	3.09
“Registrar”	2.03
“Regulation S Global Note”	2.01	(b)
“Regulation S Legend”	2.01	(d)
“Regulation S Notes”	2.01	(d)
“Resale Restriction Termination Date”	2.06	(a)
“Restricted Payments”	4.07
“Restricted Period”	2.01	(b)
“Rule 144A Global Note”	2.01	(b)
“Rule 144A Notes”	2.01	(b)
“Securities Register”	2.03
“Special Interest Payment Date”	2.13	(a)
“Special Record Date”	2.13	(a)
“Special Redemption	3.10
“Special Redemption Date”	3.10

	Defined in
Term	Section

“Special Redemption Price”	3.10
“Successor Company”	5.01
“Temporary Regulation S Global Note”	2.01	(b)

Section 1.03 Incorporation by Reference of Trust Indenture Act.

          Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

          The following TIA terms used in this Indenture have the following meanings:

          “indenture securities” means the Notes;

          “indenture security Holder” means a Holder of a Note;

          “indenture to be qualified” means this Indenture;

          “indenture trustee” or “institutional trustee” means the Trustee;

          “obligor” on the Notes means the Company and the Guarantors, respectively, and any successor obligor on the Notes.

          All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

          Unless the context otherwise requires:

     (i) a term has the meaning assigned to it;

     (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

     (iii) “or” is not exclusive;

     (iv) words in the singular include the plural, and in the plural include the singular;

     (v) provisions apply to successive events and transactions; and

     (vi) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2.
THE NOTES

Section 2.01 Form, Dating and Terms.

          (a) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof will be in an aggregate principal amount of $200,000,000. In addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein) and Exchange Notes. Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Section 2.01, 2.02, 2.06, 2.10, 2.12, 3.06 or 9.05, in connection with an Asset Sale Offer pursuant to Section 3.09 or in connection with a Change of Control Offer pursuant to Section 4.15.

          The Initial Notes shall be known and designated as “8 1/4% Senior Subordinated Notes, Series A, due 2014” of the Company. Additional Notes issued as Restricted Notes shall be known and designated as “8 1/4% Senior Subordinated Notes, Series A, due 2014” of the Company. Additional Notes issued other than as Restricted Notes shall be known and designated as “8 1/4% Senior Subordinated Notes, Series B, due 2014” of the Company, and Exchange Notes shall be known and designated as “8 1/4% Senior Subordinated Notes, Series B, due 2014” of the Company.

          With respect to any Additional Notes, the Company shall set forth in (a) a Board Resolution and (b) (i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, the following information:

     (1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

     (2) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and

     (3) whether such Additional Notes shall be Restricted Notes issued in the form of Exhibit A hereto and/or shall be issued in the form of Exhibit B hereto.

          In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in relying upon, in addition to the Opinion of Counsel and Officers’ Certificate required by Section 13.04, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.

          The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes, the Additional Notes and the Exchange Notes will vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, the Additional Notes or the Exchange Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.

          If any of the terms of any Additional Notes are established by action taken pursuant to Board Resolutions of the Company, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.

          (b) The Initial Notes are being offered and sold by the Company pursuant to a Purchase Agreement, dated August 17, 2004, among the Company, the Guarantors, J.P. Morgan Securities Inc. and the other Initial Purchasers named therein (collectively, the “Initial Purchasers”). The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) will be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and IAIs in accordance with Rule 501 of the Securities Act, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more purchase agreements in accordance with applicable law.

          Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.01(d) (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

          Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a temporary global Note (the “Temporary Regulation S Global Note”), without interest coupons. Beneficial interests in the Temporary Regulation S Global Note will be exchanged for beneficial interests in a corresponding permanent global Note, without interest coupons, substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.01(d) (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, each a “Regulation S Global Note”) within a reasonable period after the expiration of the Restricted Period (as defined below) upon delivery of the certification contemplated by Section 2.07. Each Regulation S Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC in the manner described in this Article 2 for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). Prior to the 40th day after the later of the commencement of the offering of the Initial Notes and the Issue Date (such period through and including such 40th day, the “Restricted Period”), interests in the Temporary Regulation S Global Note may only be transferred to non-U.S. persons pursuant to Regulation S, unless exchanged for interests in a Global Note in accordance with the transfer and certification requirements described herein.

          Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream will hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ Notes accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, will hold such interests in the applicable Regulation S Global Note in customers’ Notes accounts in the depositaries’ names on the books of DTC.

          The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

          Initial Notes and Additional Restricted Notes resold to IAIs (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.01(d) (the “Institutional Accredited Investor Global Note”) deposited with the Trustee, as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, as hereinafter provided.

          Exchange Notes exchanged for interests in the Rule 144A Notes, the Regulation S Notes and the Institutional Accredited Investor Notes will be issued in the form of a permanent global Note, substantially in the form of Exhibit B, which is hereby incorporated by reference and made a part of this Indenture, deposited with the Trustee as hereinafter provided, including the appropriate legend set forth in Section 2.01(d) (the “Exchange Global Note”). The Exchange Global Note will be deposited upon issuance with, or on behalf of, the Trustee as custodian for DTC, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The Exchange Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.

          The Rule 144A Global Note, the Regulation S Global Note, the Institutional Accredited Investor Global Note and the Exchange Global Note are sometimes collectively herein referred to as the "Global Notes.”

          The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose in The City of New York, or at such other office or agency of the Company as may be maintained for such purpose pursuant to Section 2.03; provided, however, that, at the option of the Company, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the note register (the “Notes Register”) or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by DTC. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

          The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and Exhibit B and in Section 2.01(d). The Company shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A and Exhibit B are part of the terms of this Indenture and, to the extent applicable, the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.

          (c) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $1,000 and any integral multiple thereof.

          (d) Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) an Initial Note or an Additional Note issued as a Restricted Note is exchanged for an Exchange Note in connection with an effective registration statement, in each case pursuant to the Registration Rights Agreement or a similar agreement, (1) the Rule 144A Global Note and the Institutional Accredited Investor Global Note shall bear the following legend (the “Private Placement Legend”) on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS TWO YEARS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE

ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE AND HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF PLANS, INDIVIDUAL RETIREMENT ACCOUNTS OR OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF SUCH PLANS, ACCOUNTS OR ARRANGEMENTS, OR (II) THE PURCHASE AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

     (2) the Regulation S Global Note shall bear the following legend (the “Regulation S Legend”) on the face thereof:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”), (2) BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED AFTER 40 CONSECUTIVE DAYS BEGINNING ON AND INCLUDING THE LATER OF (A) THE DAY ON WHICH THE SECURITIES ARE OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN REGULATION S)

AND (B) THE DATE OF THE CLOSING OF THE ORIGINAL OFFERING. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

BY ITS ACQUISITION OF THIS SECURITY THE HOLDER HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE AND HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF PLANS, INDIVIDUAL RETIREMENT ACCOUNTS OR OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR PROVISIONS UNDER ANY FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF SUCH PLANS, ACCOUNTS OR ARRANGEMENTS, OR (II) THE PURCHASE AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

     (3) Each Global Note, whether or not an Initial Note, shall bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

          (e) Book-Entry Provisions. (i) This Section 2.01(e) shall apply only to Global Notes deposited with the Trustee, as custodian for DTC.

     (ii) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and (z) bear legends as set forth in Section 2.01(d).

     (iii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global Note, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

     (iv) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.01(f) to beneficial owners who are required to hold Definitive Notes, the Note Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.

     (v) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.01(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.

     (vi) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

     (vii) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.

          (f) Definitive Notes. (i) Except as provided below, owners of beneficial interests in Global Notes shall not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice or, (B) the Company in its sole discretion executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC. In the event of the occurrence of any of the events specified in clause (A), (B) or (C) of the preceding sentence, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes.

     (ii) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(e)(iv) or (v) shall, except as otherwise provided by Section 2.06(c), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.01(d).

     (iii) In connection with the exchange of a portion of a Definitive Note for a beneficial interest in a Global Note, the Trustee shall cancel such Definitive Note, and the Company shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.

Section 2.02 Execution and Authentication. One Officer shall sign the Notes for the Company by manual or facsimile signature. If the Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

          A Note shall not be valid until an authorized officer of the Trustee manually authenticates the Note. The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture. A Note shall be dated the date of its authentication.

          At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $200,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount and (3) Exchange Notes for issue only in an Exchange Offer pursuant to the Registration Rights Agreement or upon resale under an effective Shelf Registration Statement, and only in exchange for Initial Notes or Additional Notes of an equal principal amount, in each case upon a written order of the Company signed by one Officer of the Company (the “Company Order”). Such Company Order shall specify whether the Notes will be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes.

          The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes. Any such instrument shall be evidenced by an instrument signed by a Responsible Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

          In case the Company or any Guarantor, pursuant to Article 5 or Section 10.03, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article 5, or Section 10.03, as applicable, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 2.03 Registrar and Paying Agent. The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Notes Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent and the term “Registrar” includes any co-registrar.

          The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its Wholly Owned Subsidiaries organized in the United States may act as Paying Agent, Registrar or transfer agent.

          The Company initially appoints the Trustee as Registrar and Paying Agent for the Notes. The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (i) acceptance of any appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (ii) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (i) above. The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.

Section 2.04 Paying Agent to Hold Money in Trust. By no later than 10:00 a.m. Eastern Time on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or interest on the Notes (whether such assets have been distributed to it by the Company or other obligors on the Notes), shall notify the Trustee in writing of any default by the Company or any Guarantor in making any such payment and shall during the continuance of any default by the Company (or any other obligor upon the Notes) in the making of any payment in respect of the Notes, upon the written request of the Trustee, forthwith deliver to the Trustee all sums held in trust by such Paying Agent for payment in respect of the Notes together with a full accounting thereof. If the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds or assets disbursed by such Paying Agent. Upon complying with this Section 2.04, the Paying Agent (if other than the Company or a Subsidiary of the Company) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Company, on its own behalf and on behalf of each of the Guarantors, shall furnish or cause the Registrar to furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders and the Company shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

          (a) The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is two years after the later of the date of its original issue and the last date on which the Company or any Affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):

     (i) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

     (ii) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.08 from the proposed transferee and, if requested by the Company, the delivery of an opinion of counsel, certification and/or other information satisfactory to it; and

     (iii) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.09 from the proposed transferee and, if requested by the Company, the delivery of an opinion of counsel, certification and/or other information satisfactory to it.

          (b) The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:

     (i) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

     (ii) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.08 from the proposed transferee and, if requested by the Company or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and

     (iii) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Section 2.09 hereof from the proposed transferee and, if requested by the Company, receipt by the Trustee or its agent of an opinion of counsel, certification and/or other information satisfactory to the Company.

          After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.08, Section 2.09 or any additional certification.

          (c) Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing a Private Placement Legend, the Registrar shall deliver Notes that do not bear a Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing a Private Placement Legend, the Registrar shall deliver only Notes that bear a Private Placement Legend unless (i) Initial Notes are being exchanged for Exchange Notes in an Exchange Offer in which case the Exchange Notes shall not bear a Private Placement Legend, (ii) an Initial Note is being transferred pursuant to the Shelf Registration Statement or other effective registration statement or (iii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Private Placement Legend.

          (d) The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.01 or this Section 2.06. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.

          (e) Obligations with Respect to Transfers and Exchanges of Notes.

     (i) To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this Article 2, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.

     (ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.01, 2.02, 2.06, 2.10, 2.12, 3.06, 4.10, 4.15 or 9.05).

     (iii) The Company (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 Business Days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 Business Days before an interest payment date and ending on such interest payment date or (B) called for redemption, except the unredeemed portion of any Note being redeemed in part.

     (iv) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and (subject to paragraph 2 of the forms of Notes attached hereto as Exhibits A and B) interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

     (v) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(f) shall, except as otherwise provided by Section 2.06(c), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.01(d).

     (vi) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

          (f) No Obligation of the Trustee. (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other Note or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

     (ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07 Form of Certificate to be Delivered upon Termination of Restricted Period

[Date]

Standard Aero Holdings, Inc.
c/o Wells Fargo Bank, National Association
213 Court Street, Suite 703
Middletown, Connecticut 06457
Attention: Corporate Trust Administration (Fax: 860-704-6219)

Re:	Standard Aero Holdings, Inc. (the “Company”)
8 1/4% Senior Subordinated Notes due 2014 (the “Notes”)

Ladies and Gentlemen:

          This letter relates to Notes represented by a temporary global note (the “Temporary Regulation S Global Note”). Pursuant to Section 2.01 of the Indenture dated as of August 20, 2004, as supplemented, relating to the Notes (the “Indenture”), we hereby certify that the persons who are the beneficial owners of $[___] principal amount of Notes represented by the Temporary Regulation S Global Note are persons outside the United States to whom beneficial interests in such Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the Securities Act of 1933, as amended. Accordingly, you are hereby requested to issue a Permanent Regulation S Global Note representing the undersigned’s interest in the principal amount of Notes represented by the Temporary Regulation S Global Note, all in the manner provided by the Indenture.

          You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

Section 2.08 Form of Certificate to be Delivered in Connection with Transfers to Institutional Accredited Investors.

[Date]

Standard Aero Holdings, Inc.
c/o Wells Fargo Bank, National Association
213 Court Street, Suite 703
Middletown, Connecticut 06457
Attention: Corporate Trust Administration (Fax: 860-704-6219)

Ladies and Gentlemen:

          This certificate is delivered to request a transfer of $[___] principal amount of the 8 1/4% Senior Subordinated Notes due 2014 (the “Notes”) of Standard Aero Holdings, Inc. (the “Company”).

          Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

          The undersigned represents and warrants to you that:

          1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase Notes similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

          2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is two years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Company, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state Securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

TRANSFEREE:

BY:

Section 2.09 Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.

[Date]

Standard Aero Holdings, Inc.
c/o Wells Fargo Bank, National Association
213 Court Street, Suite 703
Middletown, Connecticut 06457
Attention: Corporate Trust Administration (Fax: 860-704-6219)

Re:	Standard Aero Holdings, Inc.
8 1/4% Senior Subordinated Notes due 2014 (the “Notes”)

Ladies and Gentlemen:

          In connection with our proposed sale of $[___] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with

Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

     (a) the offer of the Notes was not made to a person in the United States;

     (b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore Notes market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

     (c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and

     (d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

          In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2) or Rule 904(b)(1), as the case may be.

          You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:

Authorized Signature

Section 2.10 Mutilated, Destroyed, Lost or Stolen Notes If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee that such Note has been lost, destroyed or wrongfully taken within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Registrar has not registered a transfer prior to receiving such notification, (b) makes such request to the Company or Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a

"protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee; provided, however, if after the delivery of such replacement Note, a protected purchaser of the Note for which such replacement Note was issued presents for payment or registration such replaced Note, the Trustee or the Company shall be entitled to recover such replacement Note from the Person to whom it was issued and delivered or any Person taking therefrom, except a protected purchaser, and shall be entitled to recover upon the Note or indemnity provided therefor to the extent of any loss, damage, cost or expense incurred by the Company or the Trustee in connection therewith. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced, and, in the absence of notice to the Company, any Guarantor or the Trustee that such Note has been acquired by a protected purchaser, the Company shall execute, and upon receipt of a Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.

          In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

          Upon the issuance of any new Note under this Section, the Company may require that such Holder pay a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of counsel and of the Trustee) in connection therewith.

          Subject to the proviso in the initial paragraph of this Section 2.10 every new Note issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, any Guarantor (if applicable) and any other obligor upon the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

          The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.11 Outstanding Notes Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding in the event the Company or an Affiliate of the Company holds the Note, provided, however, that (i) in determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or an Affiliate of the Company, will be considered as though not outstanding, and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite principal amount of outstanding Notes are present at a meeting of Holders of Notes for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only Notes which a Trust Officer of the Trustee actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.

          If a Note is replaced pursuant to Section 2.10 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement pursuant to Section 2.10.

          If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, premium, if any, and accrued interest payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.12 Temporary Notes In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form, and shall carry all rights, of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes. After the preparation of Definitive Notes, the temporary Notes shall be exchangeable for Definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute, and the Trustee shall authenticate and make available for delivery in exchange therefor, one or more Definitive Notes representing an equal principal amount of Notes. Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of Definitive Notes.

Section 2.13 Cancellation The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such Notes in accordance with its internal policies and customary procedures including delivery of a certificate describing such Notes disposed (subject to the record retention requirements of the Exchange Act) or deliver copies of canceled Notes to the Company pursuant to written direction by one Officer of the Company. If the Company or any Guarantor acquires any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.13. The Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

          At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by DTC to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Note Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Note Custodian, to reflect such reduction.

Section 2.14 Payment of Interest; Defaulted Interest  Interest on any Note which is payable, and is punctually paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the regular record date for such payment at the office or agency of the Company maintained for such purpose pursuant to Section 2.03.

          Any interest on any Note which is payable, but is not paid when the same becomes due and payable and such nonpayment continues for a period of 30 days shall forthwith cease to be payable to the Holder on the regular record date, and such defaulted interest and (to the extent lawful) interest on such defaulted interest at the rate borne by the Notes (such defaulted interest and interest thereon herein collectively called “Defaulted Interest”) shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

     (a) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on a Special Record Date (as defined below) for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date (not less than 30 days after such notice) of the proposed payment (the “Special Interest Payment Date”), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. Thereupon the Company shall fix a record date (the “Special Record Date”) for the payment of such Defaulted Interest, which date shall be not more than 15 days and not less than 10 days prior to the Special Interest Payment Date and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee of such Special Record Date, and in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor to be given in the manner provided for in Section 13.02, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date and Special Interest Payment Date therefor having been so given, such Defaulted Interest shall be paid on the Special Interest Payment Date to the Persons in whose names the Notes (or their respective predecessor Notes) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following clause (b).

     (b) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any Notes exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

          Subject to the foregoing provisions of this Section, each Note delivered under this Indenture upon registration of, transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.15 Computation of Interest  Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.16 CUSIP, Common Code and ISIN Numbers The Company in issuing the Notes may use “CUSIP”, “Common Code” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP”, “Common Code” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code and ISIN numbers. The Company shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code and ISIN numbers.

Section 2.17 Issuance of Additional Notes.

          The Company will be entitled, subject to its compliance with Section 4.09 hereof, to issue Additional Notes under this Indenture with identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance and issue price. The Initial Notes issued on the Issue Date, any Additional Notes and all Exchange Notes issued in exchange therefor will be treated as a single class for all purposes under this Indenture.

          With respect to any Additional Notes, the Company will set forth in a resolution of the Board of Directors and an Officer’s Certificate, copies of which will be delivered to the Trustee, the following information:

     (i) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

     (ii) the issue price, the issue date and the CUSIP number of such Additional Notes; provided, however, that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended; and

     (iii) whether such Additional Notes will be Restricted Notes or will be issued in the form of Exchange Notes.

ARTICLE 3.
REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

          If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it will furnish to the Trustee, at least 45 days before a redemption date (or, in the case of a redemption pursuant to such Section 3.10, by 11:00 a.m. New York time (or such other time of day acceptable to the Trustee which will permit it to give the notice referred to in the last paragraph of Section 3.03) at least one Business Day prior to the Special Redemption Date) before a redemption date, an Officer’s Certificate setting forth (i) the clause of this Indenture pursuant to which the redemption will occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption prices.

Section 3.02 Selection of Notes to be Redeemed or Purchased.

          If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee will select Notes for redemption or purchase as follows: (i) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (ii) if the Notes are not so listed, on a pro rata basis. Notes of $1,000 or less may be redeemed in part.

          The Trustee will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, will be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

          Except as provided in Section 3.10 and subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 12 hereof. Notices of redemption may not be conditional. Notes called for redemption become due on the date fixed for redemption.

          The notice will identify the Notes to be redeemed (including CUSIP Numbers, if any) and will state:

     (i) the redemption date;

     (ii) the redemption price;

     (iii) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

     (iv) the name and address of the Paying Agent;

     (v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

     (vi) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

     (vii) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

     (viii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

          At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

          Notwithstanding the foregoing, in the event that the Notes will be redeemed pursuant to the Special Redemption as set forth in Section 3.10, the Trustee shall, at the Company’s request and in the Company’s name and expense, give notice of such redemption to each Holder in accordance with this Section 3.03 at least one Business Day prior to the Special Redemption Date.

Section 3.04 Effect of Notice of Redemption.

          Once notice of redemption is mailed in accordance with Section 3.03 or delivered in accordance with Section 3.10 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption or Purchase Price.

          Prior to 11:00 a.m. New York City time on the Business Day prior to the redemption date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

          If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest will be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest will be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

          Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon the Company’s written request, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

          (a) At any time prior to September 1, 2007, the Company may on any one or more occasions redeem an aggregate of up to 35% of the aggregate principal amount of Notes (calculated after giving effect to the issuance of Additional Notes, if any) issued under this Indenture at a redemption price of 108.25% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company or from the cash contribution of equity capital (other than Disqualified Stock) to the Company; provided that:

     (i) at least 65% of the aggregate principal amount of Notes (which includes Additional Notes, if any) issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

     (ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

          (b) In addition, prior to September 1, 2009, the Company may also redeem the Notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of the Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

          (c) On and after September 1, 2009, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage

2009	104.125%
2010	102.750%
2011	101.375%
2012 and thereafter	100.000%

          (d) Any redemption pursuant to this Section 3.07 will be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

          Except as required in Section 3.10, the Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

          In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”) , it will follow the procedures specified below.

          The Asset Sale Offer will be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not longer than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

          If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any,

will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

          Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer will be made to all Holders. The notice, which will govern the terms of the Asset Sale Offer, will state:

     (i) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

     (ii) the Offer Amount, the purchase price and the Purchase Date;

     (iii) that any Note not tendered or accepted for payment will continue to accrue interest;

     (iv) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

     (v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of $1,000 only;

     (vi) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

     (vii) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

     (viii) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by Holders exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, or integral multiples thereof, will be purchased); and

     (ix) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

          On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof and other pari passu Indebtedness tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes and other pari passu Indebtedness tendered, and will deliver to the Trustee an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note and the Trustee, upon written request from the Company, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

          Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 will be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.10 Mandatory Special Redemption.

          Notwithstanding the foregoing, in the event that the Acquisition is not consummated on or prior to September 30, 2004 or if the Acquisition Agreement is terminated prior to such time, the Company shall redeem (the “Special Redemption”) the Notes, in whole but not in part, on or prior to October 4, 2004, at a redemption price (the “Special Redemption Price”) in cash equal to 100.0% of the issue price of the Notes on the Special Redemption Date, plus accrued and unpaid interest, to, but not including the Special Redemption Date. The “Special Redemption Date” means the earlier of the date specified by the Company in an Officers’ Certificate delivered in accordance with the Escrow Agreement and October 4, 2004. The Trustee shall deliver to each Holder a written notice (specifying the information specified in Section 3.03) of the Special Redemption at least one Business Day prior to the Special Redemption Date.

ARTICLE 4.
COVENANTS

Section 4.01 Payment of Notes.

          The Company will pay or cause to be paid the principal of, premium, if any, interest and Additional Interest, if any, on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, interest and Additional Interest, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. The Company will pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

          The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1.0% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

          The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

          The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York, for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

          The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

          (a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee for mailing to the Holders of Notes (at the Company’s expense), within the time periods specified in the SEC’s rules and regulations:

     (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

     (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

          If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by clause (i) above will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

          (b) Following the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement contemplated by the Registration Rights Agreement, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in Sections 4.03(a)(i) and (ii) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to prospective investors upon request. The Company will at all times comply with TIA § 314(a).

          (c) The Company and the Guarantors will make available to the Holders and to prospective investors, upon the request of such Holders, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act. For purpose of this Section 4.03, the Company and the Guarantors will be deemed to have furnished the reports to the Trustee and the Holders of Notes as required by this Section 4.03 if it has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available. Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement by the filing with the SEC of the Exchange Offer Registration Statement and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Section 4.04 Compliance Certificate.

          (a) The Company and each Guarantor (to the extent that such Guarantor is so required under the TIA) will deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

          (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03(a) above will be accompanied by a written statement of the Company’s independent public accountants (who will be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Company has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants will not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

          (c) The Company will, so long as any of the Notes are outstanding, deliver to the Trustee, promptly upon any Officer becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

          The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06 Stay, Extension and Usury Laws.

          Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (A) in Equity Interests (other than Disqualified Stock) of the Company or (B) by a Restricted Subsidiary to the Company or another Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the

Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is expressly subordinated or junior in right of payment to the Notes or the Subsidiary Guarantees, except a payment of interest or principal at Stated Maturity thereof; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”); unless, at the time of and after giving effect to such Restricted Payment:

     (A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

     (B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.09 hereof; and

     (C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii) through (iv) and (vi) through (x) of Section 4.07(b) below), is less than the sum, without duplication of:

     (I) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

     (II) 100% of the aggregate net cash proceeds and the fair market value of the property received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for Equity Interests (other than Disqualified Stock) of the Company (in each case, other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company), provided that such property is limited to assets that are used or useful in a Permitted Business or Capital Stock of a Person engaged in a Permitted Business, plus

     (III) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), plus

     (IV) the extent that any Unrestricted Subsidiary of the Company is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (x) the fair market value of the Company’s Investment in such Subsidiary as of the date of such redesignation and (y) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary (other than an Unrestricted Subsidiary to the extent the investment in such Unrestricted Subsidiary constituted a Permitted Investment), plus

     (V) 100% of any dividend received by the Company or a Restricted Subsidiary that is a Guarantor after the Issue Date from an Unrestricted Subsidiary, to the extent such dividends were not otherwise included in Consolidated Net Income of the Company for such period.

          (b) The provisions of Section 4.07(a) will not prohibit: (i) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at said date of declaration or notice, such dividend or redemption payment would have complied with the provisions of this Indenture; (ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than any Disqualified Stock) or from the substantially concurrent cash contribution to the common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (C)(II) of Section 4.07(a) above; (iii) the defeasance, redemption, repurchase or other acquisition or retirement for value of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of dividends or distributions by a Restricted Subsidiary of the Company to holders of its Equity Interests on a pro rata basis; (v) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or Holdings held by any current or former director, officer or employee of the Company or Holdings (or any of its Restricted Subsidiaries) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not in any calendar year exceed the lesser of (A) the sum of (x) $2.5 million and (y) the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (v) in prior calendar years and (B) $7.5 million; (vi) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants; (vii) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described in Section 4.09(a) hereof to the extent such dividends are included in the definition of Fixed Charges; provided that no Default or Event of Default shall have occurred and be continuing immediately after making such Restricted Payment; (viii) so long as no Default or Event of Default has occurred and is continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations; (ix) dividends, distributions or advances to Holdings to pay the fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of employees who perform services for both Holdings and the Company) incurred by Holdings in the ordinary course of its business not to exceed $1.0 million in any twelve-month period; (x) dividends, distributions or advances to pay Federal, state and local income taxes to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries; and (xi) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount since the Issue Date not to exceed $15.0 million.

          The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors, whose good faith determination will be conclusive and will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

     (i) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

     (ii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

     (iii) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

          (b) The restrictions in Section 4.08(a) above will not apply to encumbrances or restrictions existing under or by reason of:

     (i) agreements governing Existing Indebtedness and the Credit Agreement as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or refinancings of those agreements; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more restrictive, taken as a whole, with respect to such dividend and payment restrictions than those contained in those agreements on the Issue Date;

     (ii) this Indenture, the Notes and the Subsidiary Guarantees (including any Exchange Notes and related Subsidiary Guarantees);

     (iii) applicable law, rule, regulation or order;

     (iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition or assumed by the Company or any of its Restricted Subsidiaries in connection with an acquisition of all or substantially all of the assets of a Person (except to the extent such Indebtedness was incurred or assumed or such Capital Stock was issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

     (v) customary non-assignment provisions in leases, licenses or similar contracts entered into in the ordinary course of business and consistent with past practices;

     (vi) purchase money obligations or other obligations described in Section 4.09(b)(iv) for property acquired in the ordinary course of business and Capital Lease Obligations permitted under this Indenture that impose restrictions of the nature described in Section 4.08(a)(iii) above on the property purchased or leased;

     (vii) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the Company’s Board of Directors, no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

     (viii) Liens securing Indebtedness otherwise permitted to be incurred under Section 4.09 and Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

     (ix) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

     (x) any such encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement governing Indebtedness incurred by such Foreign Subsidiary that was permitted by the terms of this Indenture to be incurred; and

     (xi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Section 4.09 Incurrence of Indebtedness and Issuance of Preferred Stock.

          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt), or any Restricted Subsidiary that is a Guarantor may issue Preferred Stock, in each case, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

          (b) The provisions of the first paragraph of this Section 4.09 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

     (i) the incurrence by the Company and/or any Restricted Subsidiary of Indebtedness and Letters of Credit under the Credit Agreement in an aggregate principal amount at any one time outstanding under this clause (i) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder), not to exceed $465.00 million less the sum of all permanent principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) with respect to such Indebtedness pursuant to clause (b)(i) of Section 4.10 hereof;

     (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

     (iii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes issued and sold on the Issue Date and the related Subsidiary Guarantees to be issued on the Issue Date and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the Registration Rights Agreement which relate to the Notes (and the related Guarantees) issued on the Issue Date;

     (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, lease or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness then outstanding incurred pursuant to clause (v) of this Section 4.09(b) to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iv), not to exceed $10.0 million at any time outstanding;

     (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (ii), (iii), (iv) or (v) of this Section 4.09(b);

     (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (A) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee, in the case of a Guarantor, and (B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or one of its Restricted Subsidiaries and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or one of its Restricted Subsidiaries shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

     (vii) the issuance by any of the Company’s Restricted Subsidiaries to the Company or any of its Restricted Subsidiaries of shares of Preferred Stock, provided that (A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of Preferred Stock by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

     (viii) the incurrence by the Company or any of its Subsidiaries of Hedging Obligations;

     (ix) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or any Guarantor that was permitted to be incurred by another provision of this Section 4.09; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Subsidiary Guarantees of such Restricted Subsidiary, as applicable, any such guarantee of the Notes shall be subordinated in right of payment to such Guarantor’s Subsidiary Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as applicable;

     (x) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds, completion guarantees or similar arrangements in the ordinary course of business;

     (xi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

     (xii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and any Restricted Subsidiaries in connection with such disposition;

     (xiii) the incurrence by Foreign Subsidiaries (other than Guarantors) of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, defease, renew, extend, refinance or replace any Indebtedness incurred pursuant to this clause (xiii), not to exceed $10.0 million; and

     (xiv) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, defease, renew, extend, refinance or replace any Indebtedness incurred pursuant to this clause (xiv), not to exceed $25.0 million at any one time outstanding.

          (c) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv) of Section 4.09(b) above or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Company will be permitted to divide and classify (or later classify or reclassify) in whole or in part, in its sole discretion, such item of Indebtedness in any manner that complies with this Section 4.09. Indebtedness under the Credit Agreement outstanding on the Issue Date will initially be deemed to have been incurred pursuant to clause (i) of Section 4.09(b) and the Company shall not be permitted to divide or reclassify all or any portion of such Indebtedness. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified

Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness, or the liquidation preference in the case of Disqualified Stock or Preferred Stock; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the fair market value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Indebtedness will not include the obligations of any Person (A) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business, (B) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents and (C) resulting exclusively from representations, warranties, covenants and indemnities given by such Person that are reasonably customary for sellers or transferors in an accounts receivable securitization transaction.

Section 4.10 Asset Sales.

          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (i) the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (ii) in the case of Asset Sales involving consideration in excess of $5.0 million, the fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officer’s Certificate delivered to the Trustee; and

     (iii) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

For purposes of this provision, each of the following will be deemed to be cash:

     (A) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released by all relevant creditors in writing;

     (B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion; and

     (C) any stock or other assets of the kind referred to in clause (ii) or (iv) of the next succeeding paragraph, or any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $20.0 million and (y) 2% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

          (b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:

     (i) to repay Senior Debt or Guarantor Senior Debt (other than Indebtedness owed to the Company or any Subsidiary), and, if the Senior Debt or Guarantor Senior Debt repaid is revolving Indebtedness, to correspondingly reduce commitments with respect thereto;

     (ii) to acquire (or enter into a binding agreement to acquire; provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 90 days after the end of such 360-day period) all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

     (iii) to make a capital expenditure; or

     (iv) to acquire (or enter into a binding agreement to acquire; provided that such commitment will be subject only to customary conditions (other than financing) and such acquisition will be consummated within 90 days after the end of such 360-day period) other long-term assets that are used or useful in a Permitted Business.

          Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Indenture.

          (c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets in accordance with Section 3.09 hereof to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or 4.10 hereof, the Company will comply with the applicable securities law and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

          (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

     (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

     (ii) the Company delivers to the Trustee:

     (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

     (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or not materially less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s length transaction with a Person who was not an Affiliate.

          (b) The foregoing provisions will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

     (i) any employment agreements or arrangements, employee benefit plan or arrangements, officer and director indemnification agreements or arrangements or other similar agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

     (ii) transactions between or among the Company and/or its Restricted Subsidiaries;

     (iii) the payment by the Company or any Restricted Subsidiary to the TC Group L.L.C. and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Company, in each case in good faith;

     (iv) transactions in the ordinary course of the business of the Company and its Restricted Subsidiaries, provided that such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person

     (v) payment of reasonable directors fees and indemnity provided on behalf of officers, directors or employees of the Company or any of its Restricted Subsidiaries;

     (vi) any issuance or sale of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

     (vii) Restricted Payments or Permitted Investments hereof (other than pursuant to clauses (iii) and (xvi) of the definition of Permitted Investments) that, in each case, do not violate the provisions of this Indenture described above in Section 4.07; and

     (viii) (a) payments of $11.0 million to be made to TC Group, L.L.C. upon consummation of the Acquisition and (b) amounts payable to TC Group, L.L.C. pursuant to the management agreement, as in effect on the closing date of the Acquisition and on the terms described in the Company’s Offering Memorandum dated August 17, 2004, between the Company and TC Group, L.L.C. or pursuant to any amendment, restatement or replacement thereof to the extent that the terms of any such amendment, restatement or replacement are not, taken as a whole, disadvantageous to the Holders of the Notes in any material respect, provided that any payments pursuant to this clause (b) in excess of $2.5 million per year, plus reasonable out-of-pocket expenses incurred by TC Group, L.L.C. in connection with its performance of management or other services under such management agreement, shall be subject to the first paragraph of this Section 4.11.

Section 4.12 Liens.

          The Company will not and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or any Subsidiary Guarantee on any asset or property of the Company or any such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

          (1) in the case of Liens securing Indebtedness subordinated to the Notes or any Subsidiary Guarantees, the Notes or the Subsidiary Guarantee, as the case may be, is secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

          (2) in all other cases, the Notes or the Subsidiary Guarantee, as the case may be, is equally and ratably secured, except that the foregoing shall not apply to:

     (i) Liens existing on the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

     (ii) Liens securing the Notes and the Subsidiary Guarantees and the Exchange Notes (including Exchange Notes issued in exchange for Additional Notes (if any) issued in accordance with the terms of this Indenture) and the Subsidiary Guarantees of the Exchange Notes;

     (iii) Liens securing Senior Debt or Guarantor Senior Debt and the related guarantees of such Senior Debt or Guarantor Senior Debt; and

     (iv) Permitted Liens.

Section 4.13 Business Activities.

          The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14 Corporate Existence.

          Subject to Article 5 hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company will not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.15 Offer to Repurchase upon Change of Control.

          (a) Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest thereon, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). Such notice, which will govern the terms of the Change of Control Offer, will state: (i) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date; (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (v) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have the Notes purchased; and (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 or Section 4.15 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.15 by virtue of such compliance.

          (b) On the Change of Control Payment Date, the Company will, to the extent lawful:

     (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so properly tendered; and

     (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

          (c) Prior to complying with any of the provisions of this Section 4.15, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this Section 4.15. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          (d) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in Section 3.09 hereof and this Section 4.15 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (2) a notice of redemption is outstanding pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

Section 4.16 Limitation on Layering.

          The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Guarantor Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Subsidiary Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Section 4.17 Payments for Consent.

          The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.18 Additional Subsidiary Guarantees.

          The Company will cause each Restricted Subsidiary that Guarantees, on the Issue Date or any time thereafter, any Indebtedness of the Company or any Guarantor to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) on the Notes on a senior subordinated basis and all other obligations under this Indenture. Notwithstanding the foregoing, in the event any Guarantor is released and discharged in full from all of its obligations under its Guarantees of (1) the Credit Agreement and (2) all other Indebtedness of the Company and its Restricted Subsidiaries, then the Subsidiary Guarantee of such Guarantor shall be automatically and unconditionally released or discharged; provided that such Restricted Subsidiary has not incurred any Indebtedness or issued any Preferred Stock in reliance on its status as a Guarantor under Section 4.09 unless such Guarantor’s obligations under such Indebtedness or Preferred Stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted under one of the exceptions available at the time of such release to Restricted Subsidiaries under Section 4.09(b).

          Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

          Each Guarantee shall be released in accordance with Article 10.

Section 4.19 Designation of Restricted and Unrestricted Subsidiaries.

          The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation in an amount determined as set forth in the second paragraph of the definition of Investments and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if a Restricted Payment or a Permitted Investment in such amount would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default; provided that the conditions set forth in the definition of “Unrestricted Subsidiary” for such designation as a Restricted Subsidiary are satisfied.

     Section 4.20 Activities of the Company Prior to the Closing of the Transactions.

          Prior to the consummation of the Transactions contemplated by the Acquisition Agreement, the Company and its Restricted Subsidiaries shall not engage in any activity or enter into any transaction or agreement (including making any Restricted Payment, incurring any Indebtedness or issuing any Preferred Stock, incurring any Liens, entering into any merger, consolidation or sale of all or substantially all of its assets, or engaging in any transaction with its Affiliates) except to the extent necessary to effectuate the Transactions substantially in accordance with the description of the Transactions set forth in the Company’s Offering Memorandum dated August 17, 2004.

ARTICLE 5.
SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of Assets.

          The Company will not, directly or indirectly, (a) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

     (i) either (A) the Company is the surviving corporation or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (the Company or such Person, as the case may be, being herein called the “Successor Company”);

     (ii) the Successor Company (if other than the Company) assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

     (iii) immediately after such transaction, no Default or Event of Default exists; and

     (iv) the Successor Company will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test in Section 4.09(a) hereof or (ii) would have a Fixed Charge Coverage Ratio greater than the Fixed Charge Coverage Ratio existing immediately prior to that transaction; and

     (v) each Guarantor, unless it is the other party to the transactions described above or is released from its obligations under its Subsidiary Guarantee in accordance with this Indenture, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes.

          The Company will not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

          Notwithstanding the foregoing clauses (iii) and (iv):

     (A) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another state of the United States to realize tax benefits so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby; and

     (B) any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to a Restricted Subsidiary that is a Guarantor.

          For purposes of this Section 5.01, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Section 5.02 Successor Corporation Substituted.

          Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Company in accordance with Section 5.01 hereof, the Successor Company will succeed to, be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” will refer instead to the Successor Company and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company will not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that meets the requirements of Section 5.01 hereof.

ARTICLE 6.
DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

          An “Event of Default” occurs if:

     (i) the Company defaults in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes and such default continues for a period of 30 days (whether or not prohibited by the subordination provisions of this Indenture);

     (ii) the Company defaults in the payment when due of the principal of, or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of this Indenture);

     (iii) the Company or any of its Restricted Subsidiaries for 30 days after notice fails to comply with any of the provisions of Section 4.07, 4.09, 4.10, 4.15 or 5.01 hereof;

     (iv) the Company or any of its Restricted Subsidiaries fails to observe or perform any other covenant or other agreement in this Indenture or the Notes for 60 days after notice (other than a default or failure which is described in clauses (i), (ii) or (iii) above);

     (v) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

     (A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at its Stated Maturity prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or

     (B) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

     (vi) the Company or any of its Restricted Subsidiaries is subject to final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

     (vii) except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee;

     (viii) the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

     (A) commences a voluntary case,

     (B) consents to the entry of an order for relief against it in an involuntary case,

     (C) consents to the appointment of a custodian of it or for all or substantially all of its property,

     (D) makes a general assignment for the benefit of its creditors or

     (E) generally is not paying its debts as they become due; or

     (ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

     (A) is for relief against the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary in an involuntary case;

     (B) appoints a custodian of the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

     (C) orders the liquidation of the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 6.02 Acceleration.

          In the case of an Event of Default specified in clause (viii) or (ix) of Section 6.01 hereof, with respect to the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

          However, a Default under clause (iii) or (iv) above will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding notes notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.

Section 6.03 Other Remedies.

          If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Additional Interest, if any,

and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

          The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default will not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

          In the event of any Event of Default specified in clause (v) of Section 6.01, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for the Event of Default has been cured.

          Holders may not enforce this Indenture or the Notes except as provided in this Indenture and under the TIA. Subject to the provisions of this Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under this Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of this Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Section 6.04 Waiver of Past Defaults.

          Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium or Additional Interest, if any, or interest on the Notes, including in connection with an offer to purchase; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration: (i) if the rescission would not conflict with any judgment and decree; (ii) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; and (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid. Upon any such waiver, such Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured for every purpose of this Indenture; but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

          Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

          A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

          (a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

          (b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

          (c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

          (d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

          (e) during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

          Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, will not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

          If an Event of Default specified in Section 6.01(i) or (ii) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium and Additional Interest, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as will be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim .

          The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and will be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, is denied for any reason, payment of the same will be secured by a Lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained will be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

          If the Trustee collects any money pursuant to this Article 6, it will pay out the money in the following order:

     First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

     Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium and Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Additional Interest, if any, and interest, respectively; and

     Third: to the Company or to such party as a court of competent jurisdiction directs.

          The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

          In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.
TRUSTEE

Section 7.01 Duties Of Trustee.

          (a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s affairs.

          (b) Except during the continuance of an Event of Default:

     (i) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee; and

     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

          (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

     (i) this paragraph does not limit the effect of Section 7.01(b) hereof;

     (ii) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

     (iii) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

          (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to Section 7.01(a), (b) and (c) hereof.

          (e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

          (f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights Of Trustee.

          (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in such document.

          (b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

          (c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care.

          (d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

          (e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company.

          (f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders will have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

          (g) The Trustee will not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee and such notice references the Notes and this Indenture.

          (h) In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders of Notes, each representing less than a majority in aggregate principal amount of the Notes outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken.

          (i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and will be enforceable by, the Trustee in connection with the performance of its duties under this Indenture, and to each agent, custodian and other Person employed to act hereunder.

Section 7.03 Individual Rights of Trustee.

          The Trustee or any Affiliate of the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimers.

          The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it will not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

          If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or Additional Interest, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Reports by Trustee to Holders of the Notes.

          (a) Within 60 days after each May 15 beginning with the May 15 following the Issue Date, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

          (b) A copy of each report at the time of its mailing to the Holders of Notes will be mailed to the Company and filed with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Company will promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07 Compensation and Indemnity.

          (a) The Company will pay to the Trustee from time to time such compensation as the Company and the Trustee from time to time have agreed in writing for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

          (b) The Company will indemnify the Trustee or any predecessor Trustee against any and all losses, liabilities or expenses, including taxes (except for taxes based upon the income of the Trustee), incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or bad faith. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of its Guarantors of its obligations hereunder. The Company or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. The Company or any of the Guarantors need not pay for any settlement made without their consent, which consent will not be unreasonably withheld.

          (c) The obligations of the Company and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

          (d) To secure the Company’s payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

          (e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(viii) or (ix) hereof occurs, the expenses and the compensation for such services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

          (f) The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

          (a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

          (b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

     (i) the Trustee fails to comply with Section 7.10 hereof;

     (ii) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

     (iii) a custodian or public officer takes charge of the Trustee or its property; or

     (iv) the Trustee becomes incapable of acting.

          (c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

          (d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Company’s expense), the Company, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

          (e) If the Trustee, after written request by any Holder of a Note who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

          (f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders of the Notes. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee, provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

          If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

          There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition.

          This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11 Preferential Collection of Claims against Company.

          The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed will be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

          The Company may, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, at any time, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

     Section 8.02 Legal Defeasance and Discharge.

          Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes (including the Subsidiary Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Subsidiary Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all its other obligations under such Notes, the Subsidiary Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, will execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

     (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section, payments in respect of the principal of, premium and Additional Interest, if any, and interest on such Notes when such payments are due;

     (ii) the Company’s obligations with respect to such Notes under Sections 2.06, 2.10, 2.12 and 4.02 hereof;

     (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Guarantors’ obligations in connection therewith and

     (iv) this Section 8.02.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

     Section 8.03 Covenant Defeasance.

          Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from its obligations under Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.18 and 4.19 and Article 5 hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Subsidiary Guarantees, the Company and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Subsidiary Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(iii) through 6.01(vii) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

          In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

     (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in United States dollars, non-callable Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank or firm of independent public accountants, to pay the principal of, premium and Additional Interest, if any, and interest on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

     (ii) in the case of an election under Section 8.02 hereof, the Company shall deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law; in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (iii) in the case of an election under Section 8.03 hereof, the Company will deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (iv) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

     (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

     (vi) the Company will deliver to the Trustee an Opinion of Counsel to the effect that, assuming, among other things, no intervening bankruptcy of the Company between the date of deposit and the 91st day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

     (vii) the Company will deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and

     (viii) the Company will deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to Legal Defeasance or Covenant Defeasance have been complied with.

Section 8.05	Deposited Money and Government Securities to be held in Trust; Other Miscellaneous Provisions.

          Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

          The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

          Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(i) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

          Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium and Additional Interest, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium and Additional Amounts, if any, or interest has become due and payable will be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

          If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium and Additional Interest, if any, or interest on any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

          Notwithstanding Section 9.02 of this Indenture, the Company, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

     (i) to cure any ambiguity, defect or inconsistency;

     (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes;

     (iii) to provide for the assumption of the Company’s obligations to the Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets pursuant to Article 5 hereof;

     (iv) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of a Note;

     (v) to comply with the rules of any applicable securities depository;

     (vi) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

     (vii) to comply with the covenant contained in Article 5 hereof;

     (viii) to add Guarantees with respect to the Notes or to secure the Notes;

     (ix) to add to the covenants of the Company or any Guarantor for the benefit of the Holders of the Notes or surrender any right or power conferred upon the Company or any Guarantor;

     (x) to release a Guarantor from its Subsidiary Guarantee in accordance with the applicable provisions of this Indenture; or

     (xi) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements thereof.

          The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

          After an amendment under this Indenture becomes effective, the Company is to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

          Upon (x) the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture and (y) receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

          Except as provided below in this Section 9.02, the Company and the Trustee may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.15 hereof), the Subsidiary Guarantees and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Additional Interest, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Subsidiary Guarantees or the Notes may be waived (except a default in respect of the principal or interest on the Notes) with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

          Upon (x) the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, (y) the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid and (z) receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with the Company in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

          The Company may, but will not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto. If a record date is fixed, the Holders of Notes on such record date, or their duly designated proxies, and only such Persons, will be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided, that unless such consent will have become effective by virtue of the requisite percentage having been obtained prior to the date which is 180 days after such record date; any such consent previously given will automatically and without further action by any Holder be canceled and of no further effect.

          It will not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it will be sufficient if such consent approves the substance thereof.

          After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

     (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

     (ii) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes except as provided above with respect to Sections 3.09, 4.10 and 4.15 hereof;

     (iii) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

     (iv) waive a Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

     (v) make any Note payable in currency other than that stated in the Notes;

     (vi) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium or Additional Interest, if any, or interest on the Notes;

     (vii) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 and 4.15 hereof);

     (viii) release any Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture;

     (ix) modify the Subsidiary Guarantees in any manner adverse to the holders of the Notes;

     (x) prior to the release of the Escrowed Funds, release or modify in any respect the Lien of the Escrow Agent or the Escrowed Funds; or

     (xi) make any change in the foregoing amendment and waiver provisions.

          In addition, any amendment to, or waiver of, the provisions of Article 11 hereof that adversely affects the rights of the Holders of Notes will be governed by Section 11.13 hereof.

Section 9.03 Compliance with Trust Indenture Act.

          Every amendment or supplement to this Indenture or the Notes will be set forth in a amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

          Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

          The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee will authenticate new Notes that reflect the amendment, supplement or waiver.

          Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

          The Trustee will sign any amended or supplemental Indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amendment or supplemental indenture until the Board of Directors approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive, and (subject to Section 7.01 hereof) will be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10.
SUBSIDIARY GUARANTEES

Section 10.01 Agreement to Guarantee.

          (a) Each of the Guarantors, jointly and severally with all other Guarantors, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, regardless of the validity and enforceability of this Indenture, the Notes or the Obligations of the Company under this Indenture or the Notes, that:

     (i) the principal of, premium and Additional Interest, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium and Additional Interest, if any, and interest on the Notes, to the extent lawful, and all other Obligations of the Company to the Holders or the Trustee under this Indenture, the Registration Rights Agreement or the Notes will be promptly paid in full, all in accordance with the terms hereof or thereof; and

     (ii) in case of any extension of time for payment or renewal of any Notes or any of such other Obligations, that the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

          (b) Notwithstanding the foregoing, in the event that this Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantors under this Indenture will be reduced to the maximum amount permissible under such fraudulent conveyance or similar law.

          (c) Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Section 10.02 Execution and Delivery of Subsidiary Guarantees.

          (a) To evidence its Subsidiary Guarantee set forth in this Indenture, each Guarantor hereby agrees that a notation of such Guarantee substantially in the form attached as Exhibit C to this Indenture will be endorsed by an Officer of such Guarantor on each Note authenticated and delivered by the Trustee on or after the date hereof.

          (b) Notwithstanding the foregoing, each Guarantor hereby agrees that its Guarantee set forth herein will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

          (c) If an Officer whose signature is on this Indenture or on a Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee will be valid nevertheless.

          (d) The delivery of any Note by the Trustee, after the authentication thereof under this Indenture, will constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of each Guarantor.

          (e) Each Guarantor hereby agrees that its obligations hereunder will be unconditional, regardless of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

          (f) Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee made pursuant to this Indenture will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

          (g) If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, Trustee, liquidator or other similar official acting in relation to either the Company or such Guarantor, any amount paid by either to the Trustee or such Holder, the Subsidiary Guarantee made pursuant to this Indenture, to the extent theretofore discharged, will be reinstated in full force and effect.

          (h) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders and the Trustee, on the other hand:

     (i) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 of this Indenture for the purposes of the Subsidiary Guarantee made pursuant to this Indenture, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby; and

     (ii) in the event of any declaration of acceleration of such Obligations as provided in Article 6 of this Indenture, such Obligations (whether or not due and payable) will forthwith become due and payable by such Guarantor for the purpose of the Subsidiary Guarantee made pursuant to this Indenture.

          (i) Each Guarantor will have the right to seek contribution from any other non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders or the Trustee under the Subsidiary Guarantee made pursuant to this Indenture.

Section 10.03 Guarantors May Consolidate, etc. on Certain Terms.

          (a) Except as set forth in Articles 4 and 5 of this Indenture, and notwithstanding Sections 10.03(b) and (c) of this Indenture, nothing contained in this Indenture or in the Notes will prevent any consolidation or merger of any Guarantor with or into the Company or any other Guarantor or will prevent any transfer, sale or conveyance of the property of any Guarantor as an entirety or substantially as an entirety to the Company or any other Guarantor.

          (b) Except as set forth in Section 10.04 of this Indenture, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

     (i) immediately after giving effect to such transaction, no Default or Event of Default exists; and

     (ii) either:

     (A) subject to Section 10.04 hereof, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under this Indenture and the Subsidiary Guarantee on the terms set forth herein or therein; or

     (B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including without limitation, Section 4.10 hereof.

          (c) In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee made pursuant to this Indenture and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by such Guarantor, such successor Person will succeed to and be substituted for such Guarantor with the same effect as if it had been named herein as one of the Guarantors. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon the Notes issuable under this Indenture which theretofore have not been signed by the Company and delivered to the Trustee. All the

Subsidiary Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

Section 10.04 Releases.

          (a) The Subsidiary Guarantee of a Guarantor will be released (i) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, provided the sale or other disposition does not violate Section 4.10 and the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including Section 4.10; or (ii) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, provided the sale complies with Section 4.10 and the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture, including Section 4.10; provided, further that in case of clauses (i) and (ii) above, such Guarantor is released from its guarantee, if any, of and all pledges and security, if any, granted in connection with the Credit Agreement and any other Indebtedness of the Company or any Restricted Subsidiary.

          (b) Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee.

          Any Guarantor not released from its obligations under its Subsidiary Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

          (c) Upon the designation of a Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be released and relieved of its obligations under this Indenture. Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such designation of such Guarantor as an Unrestricted Subsidiary was made by the Company in accordance with the provisions of this Indenture, including without limitation Section 4.07 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its Subsidiary Guarantee. Any Guarantor not released from its obligations under its Subsidiary Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.

          (d) Each Guarantor shall be released and relieved of its obligations under this Indenture in accordance with, and subject to, Article 8 hereof.

Section 10.05 Withholding Taxes

          (a) Except as required by applicable law, all payments made by the Guarantors under this Indenture shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income taxes, levies, imposts, duties, charges, fees, deductions, withholdings or Other Taxes, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Trustee or any Holder as a result of a present or former connection between the Trustee or such Holder and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Trustee or such Holder having executed, delivered or performed its obligations or received a payment under, or enforced, this Indenture or any other Transaction Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable by the relevant Guarantor to the Trustee or such Holder hereunder, the amounts so payable to the Trustee or such Holder shall be increased to the extent necessary to yield to the Trustee or such Holder (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts payable.

          (b) In addition, the relevant Guarantor shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Guarantor, as promptly as possible thereafter the relevant Guarantor shall send to the Trustee for the account of the Trustee or Holder, as the case may be, a certified copy of an original official receipt received by the relevant Guarantor showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Trustee or such Holder. If any Guarantor fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Trustee or any Holder, as the case may be, the required receipts or other required documentary evidence, such Guarantor shall indemnify the Trustee and the Holders for any incremental taxes, interest or penalties that become payable by the Trustee or any Holder as a result of any such failure.

          (d) The agreements in this Section 10.05 shall survive the termination of this Indenture and the payment of the Obligations of the Company under this Indenture or the Notes.

ARTICLE 11.
SUBORDINATION

Section 11.01 Agreement to Subordinate.

          The Company agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 11, to the prior payment in full in cash of all Senior Debt (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

Section 11.02 Liquidation; Dissolution; Bankruptcy.

          Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company, in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or in any marshalling of the Company’s assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim in any such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full in cash, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except, in each case, that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under Article 8).

Section 11.03 Default on Designated Senior Debt.

          (a) The Company may not make any payment or distribution to the Trustee or any Holder in respect of Obligations with respect to the Notes and may not acquire from the Trustee or any Holder any Notes for cash or property (other than Permitted Junior Securities and payments and other distributions made from any defeasance trust created pursuant to Article 8 hereof) until all principal and other Obligations with respect to the Senior Debt have been paid in full if:

     (i) a default in the payment of any principal, premium, if any, or interest with respect to Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

     (ii) a default, other than a payment default, on Designated Senior Debt occurs and is continuing that then permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both) and the Trustee receives a notice of the default (a “Payment Blockage Notice”) from the Company or the Holders of such Designated Senior Debt or representatives of such Holders.

          (b) If the Trustee receives a Payment Blockage Notice, no subsequent Payment Blockage Notice will be effective for purposes of this Section 10.03 unless and until (i) at least 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium and Additional Interest, if any, and interest on the Notes that have come due have been paid in full in cash.

          No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice, whether or not within a period of 360 consecutive days, unless such default has been waived or cured for a period of not less than 90 days.

          (c) The Company may and will resume payments on and distributions in respect of the Notes and may acquire them:

     (i) in the case of a default referred to in Section 11.03(a)(i) hereof, upon the date on which the default is cured or waived, or

     (ii) in the case of a default referred to in Section 11.03(a)(ii) hereof, upon the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of such Designated Senior Debt has been accelerated, if this Article 11 otherwise permits the payment, distribution or acquisition at the time of such payment, distribution or acquisition.

Section 11.04 Acceleration of Securities.

          If payment of the Notes is accelerated because of an Event of Default, the Company will promptly notify holders of Senior Debt of the acceleration.

Section 11.05 When Distribution Must Be Paid Over.

          In the event that the Trustee or any Holder receives any payment of any Obligations with respect to the Notes (other than Permitted Junior Securities and payments and other distributions made from any defeasance trust created pursuant to Section 8.04) at a time when the Trustee or such Holder, as applicable, has actual knowledge that such payment is prohibited by Article 11 hereof, such payment will be held by the Trustee or such Holder, in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt as their interests may appear or their Representative under this Indenture or other agreement (if any) pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

          With respect to the holders of Senior Debt, the Trustee undertakes to perform only such obligations on the part of the Trustee that are specifically set forth in this Article 11, and no implied covenants or obligations with respect to the holders of Senior Debt will be read into this Indenture against the Trustee. The Trustee will not be deemed to owe any fiduciary duty to the holders of Senior Debt, and will not be liable to any such holders if the Trustee pays over or distributes to or on behalf of Holders or the Company or any other Person money or assets to which any holders of Senior Debt are entitled by virtue of this Article 11, except if such payment is made as a result of the willful misconduct or negligence of the Trustee.

Section 11.06 Notice by Company

          The Company will promptly notify the Trustee and the Paying Agent of any facts known to the Company that would cause a payment of any Obligations with respect to the Notes to violate this Article 11, but failure to give such notice will not affect the subordination of the Notes to the Senior Debt as provided in this Article 11.

          The Trustee will be entitled to rely on the delivery to it of a written notice by a person representing himself to be a holder of Senior Debt (or a trustee or agent on behalf of such holder) to establish that such notice has been given by a holder of Senior Debt (or a trustee or agent on behalf of any such holder). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any person as holder of Senior Debt to participate in any payment or distribution pursuant to this Article 11, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt held by such person. If evidence of the extent to which such person is entitled to participate in any payment or distribution pursuant to this Article 11 is not furnished, the Trustee may defer any payment which it may be required to make for the benefit of such person pursuant to the terms of this Indenture pending judicial determination as to the rights of such person to receive such payment.

Section 11.07 Subrogation.

          After all Senior Debt is paid in full in cash and until the Notes are paid in full, Holders of Notes will be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Debt. A distribution made under this Article 11 to holders of Senior Debt that otherwise would have been made to Holders of Notes is not, as between the Company and Holders, a payment by the Company on the Notes.

Section 11.08 Relative Rights.

          This Article 11 defines the relative rights of Holders of Notes and holders of Senior Debt. Nothing in this Indenture will:

     (i) impair, as between the Company and Holders of Notes, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

     (ii) affect the relative rights of Holders of Notes and creditors of the Company other than their rights in relation to holders of Senior Debt; or

     (iii) prevent the Trustee or any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Debt to receive distributions and payments otherwise payable to Holders of Notes.

          If the Company fails because of this Article 11 to pay principal of or interest on a Note on the due date, that failure is still a Default or Event of Default.

Section 11.09 Subordination May Not Be Impaired by Company.

          No right of any holder of Senior Debt to enforce the subordination of the Indebtedness evidenced by the Notes will be impaired by any act or failure to act by the

Company or any Holder or by the failure of the Company or any Holder to comply with this Indenture.

Section 11.10 Distribution or Notice to Representative.

          Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their Representative.

          Upon any payment or distribution of assets of the Company referred to in this Article 11, the Trustee and the Holders of Notes will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the Representative or of the liquidating trustee or agent or other Person making any distribution to the Trustee or to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 11.

Section 11.11 Rights of Trustee and Paying Agent.

          Notwithstanding the provisions of this Article 11 or any other provision of this Indenture, the Trustee will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Trustee, and the Trustee and the Paying Agent may continue to make payments on the Notes, unless the Trustee has received at its Corporate Trust Office at least three Business Days prior to the date of such payment written notice of facts that would cause the payment of any Obligations with respect to the Notes to violate this Article 11. Only the Company or a Representative may give the notice. Nothing in this Article 11 will impair the claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof.

          The Trustee in its individual or any other capacity may hold Senior Debt with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights.

Section 11.12 Authorization to Effect Subordination.

          Each Holder of Notes, by the Holder’s acceptance thereof, authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 11, and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.09 hereof at least 30 days before the expiration of the time to file such claim, the credit agents are hereby authorized to file an appropriate claim for and on behalf of the Holders of the Notes.

Section 11.13 Amendments.

          The provisions of this Article 11 will not be amended or modified without the written consent of the holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

ARTICLE 12.
SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

          This Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(i)	either:

(A)	all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B)	all Notes that have not been delivered to the Trustee for cancellation have become due and payable by the reason of the mailing of a notice of redemption or otherwise will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation of principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(ii)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(iii)	the Company or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(iv)	the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

          In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

          Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to Section 12.01(i)(B) hereof, the provisions of Section 12.02 and Section 8.06 will survive. In addition, nothing in this Section 12.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

          Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 will be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

          If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture and the Notes will be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13.
MISCELLANEOUS

Section 13.01 Trust Indenture Act Controls.

          If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties will control.

Section 13.02 Notices.

          Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the other’s address:

If to the Company or any Guarantor:

Standard Aero Holdings, Inc.
500-1780 Wellington Avenue
Winnipeg, Manitoba, Canada
Attention: Bradley Bertouille (Fax: 204-784-9647)

With a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York
Attention: Ian Blumenstein, Esq. (Fax: (212) 751-4864)

If to the Trustee:

Wells Fargo Bank, National Association
213 Court Street, Suite 703
Middletown, Connecticut 06457
Attention: Corporate Trust Administration (Fax: 860-704-6219)

          The Company or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

          All notices and communications (other than those sent to Holders) will be deemed to have been duly given, at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

          Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

          If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

          If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.03 Communications By Holders of Notes with Other Holders of Notes.

          Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else will have the protection of TIA § 312(c).

Section 13.04 Certificate and Opinion as to Conditions Precedent.

          Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company will furnish to the Trustee:

          (a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which will include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

          (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which will include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05 Statements Required in Certificate or Opinion.

          Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) will comply with the provisions of TIA § 314(e) and will include:

          (a) a statement that the Person making such certificate or opinion has read such covenant or condition;

          (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

          (c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

          (d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06 Rules by Trustee and Agents.

          The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

          No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Subsidiary Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Section 13.08 Governing Law.

          THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.09 No Adverse Interpretation of Other Agreements.

          This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

          All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 13.11 Severability.

          In case any provision in this Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

          The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.13 Table of Contents, Headings, etc.

          The table of contents, cross-reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following pages]

SIGNATURES

Dated as of August 20, 2004

STANDARD AERO HOLDINGS, INC.

By:	/s/ Bradley Bertouille

Name: Bradley Bertouille Title: Senior Vice President, Finance, Treasurer and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Joseph P. O’Donnell

Name: Joseph P. O’Donnell Title: Senior Vice President

EXHIBIT A

CUSIP NO. __________
ISIN __________

[FORM OF FACE OF NOTE]
[Applicable Restricted Securities Legend]

[Depositary Legend, if applicable]

No. ___	$ ___

Standard Aero Holdings, Inc.
8 1/4% Senior Subordinated Notes Due 2014

     Standard Aero Holdings, Inc., a Delaware corporation, promises to pay to ___, or registered assigns, the principal sum of ___Dollars on September 1, 2014.

Interest Payment Dates:	March 1 and September 1

Record Dates:	February 15 and August 15

     Additional provisions of this Note are set forth on the other side of this Security.

Dated: ___, 200_

STANDARD AERO HOLDINGS, INC.

By:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WELLS FARGO BANK, NATIONAL ASSOCIATION

asTrustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

8 1/4% Senior Subordinated Note due 2014

     Capitalized terms used herein will have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

     1. Interest. Standard Aero Holdings, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 8 1/4% per annum from until maturity and will pay the Additional Interest payable pursuant to Section 2 of the Registration Rights Agreement referred to below. The Company will pay interest and Additional Interest, if any, semi-annually on March 1 and September 1 of each year, commencing         , or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), with the same force and effect as if made on the date for such payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 20, 2004. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     2. Method Of Payment. The Company will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 next (whether or not a Business Day) preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Additional Interest, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which have provided wire transfer instructions to the Company or the Paying Agent if such Holders are registered Holders of at least $250,000 in principal amount of the Notes. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     3. Paying Agent And Registrar Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity.

     4. Indenture. The Company issued the Notes under an Indenture dated as of August 20, 2004 (“Indenture”) among the Company, the Guarantors named therein and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture will govern and be controlling.

     5. Optional Redemption.

          (a) Except as set forth in clauses (b) and (c) of this paragraph 5 and paragraph 6, the Notes will not be redeemable at the Company’s option prior to September 1, 2009. Thereafter, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2009	104.125%
2010	102.750%
2011	101.375%
2012 and thereafter	100.000%

          (b) Notwithstanding the foregoing, at any time prior to September 1, 2007, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture (calculated after giving effect to the issuance of Additional Notes) at a redemption price of 108.250% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company or from the cash contribution of equity capital (other than Disqualified Stock) to the Company; provided that at least 65% of the aggregate principal amount of Notes (including Additional Notes, if any) issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company and its Subsidiaries); and provided, further, that any such redemption occurs within 90 days of the date of the closing of such Equity Offering.

          (c) At any time prior to September 1, 2009, the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date.

     6. Special Mandatory Redemption. Notwithstanding the foregoing, in the event that the Acquisition is not consummated on or prior to September 30, 2004 or if the Acquisition Agreement is terminated prior to such time, the Company shall redeem (the “Special

Redemption”) the Notes, in whole but not in part, on or prior to October 4, 2004, at a redemption price (the “Special Redemption Price”) in cash equal to 100.0% of the issue price of the Notes on the Special Redemption Date, plus accrued and unpaid interest, to, but not including, the Special Redemption Date. The “Special Redemption Date” means the earlier of the date specified by the Company in an Officers’ Certificate delivered in accordance with the Escrow Agreement and October 4, 2004. The Trustee shall deliver to each Holder a written notice (specifying the information specified in Section 3.03 of the Indenture) of the Special Redemption one Business Day prior to the Special Redemption Date.

          Except as provided in the immediately preceding paragraph, the Company is not required to make mandatory redemption payments with respect to the Notes.

     7. Repurchase At Option Of Holder.

          (a) If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price equal to 101% of aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

          (b) If the Company or a Restricted Subsidiary consummates an Asset Sale and the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of this Note.

     8. Notice Of Redemption. Except as set forth in Section 3.10 of the Indenture, notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of

$1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

     9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

     10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

     11. Amendment, Supplement And Waiver. Subject to certain exceptions, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived (except a default in respect of the principal or interest on the Notes) with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the rules of any applicable securities depository, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to comply with Section 5.01 of the Indenture, to add Guarantees with respect to the Notes or to secure the Notes, to add to the covenants of the Company or any Guarantor for the benefit of the Holders of the Notes or surrender any right or power conferred upon the Company or any Guarantor, to release a Guarantor from its Subsidiary Guarantee in accordance with the applicable provisions of the Indenture or to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the procedures set forth in the Indenture.

     12. Defaults and Remedies. An “Event of Default” occurs if: (i) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of, or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with the covenants contained in Sections 4.07, 4.09, 4.10, 4.15 or 5.01 of the Indenture; (iv) default in the performance of or the failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements (other than a default or failure which is described in clauses (i), (ii) or (iii) above) in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at its stated maturity prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; or (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest, except with respect to a Default or Event of Default relating to the payment of principal of, or interest or premium of Additional Interest, if any, on, the Notes.

     In the event of any Event of Default specified in clause (v) of the first paragraph of this Section 12, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for the Event of Default has been cured.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on, the Notes; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree or if all existing Events of Default have been cured or waived.

     13. Subordination. Payment of the principal of, premium and Additional Interest, if any, or interest on the Notes is subordinated to the prior payment of Senior Debt on the terms provided in the Indenture.

     14. Trustee Dealings With Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

     15. No Recourse Against Others. A director, officer, employee, incorporator or stockholder, of the Company or any Guarantor, as such, will not have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

     16. Authentication This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gifts to Minors Act).

     18. Additional Rights Of Holders Of Restricted Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Notes will have all the rights set forth in the Registration Rights Agreement dated as of August 20, 2004, between the Company and the parties named on the signature pages thereof, or, with respect to any Additional Notes, Holders of Restricted Notes will have all the rights set forth in one or more registration rights agreements between the Company and the other parties thereto, relating to rights given by the Company to the purchasers of Additional Notes (collectively, the “Registration Rights Agreement”).

     19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     20. Governing Law. This Note will be governed by, and construed in accordance with, the laws of the State of New York.

     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Standard Aero Holdings, Inc.
500-1780 Wellington Avenue
Winnipeg, Manitoba, Canada
Attention: Bradley Bertouille
(Fax: 204-784-9647)

ASSIGNMENT FORM

               To assign this Note, fill in the form below:

               I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint ___agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

     In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is two years after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Notes are being:

CHECK ONE BOX BELOW:

(1)	☐	acquired for the undersigned’s own account, without transfer; or

(2)	☐	transferred to the Company; or

(3)	☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5)	☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6)	☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.8 of the Indenture); or

(7)	☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Company may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Company may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature Guarantee:	Signature

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.

     The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

     The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

OPTION OF HOLDER TO ELECT PURCHASE

     If you elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐	☐
4.10	4.15

     If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the principal amount (must be integral multiple of $1,000): $___and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased): ___.

Date:	Your Signature

(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

EXHIBIT B

CUSIP NO.
ISIN

[FORM OF FACE OF SERIES B NOTE]
[Depositary Legend, if applicable]

No.	$

Standard Aero Holdings, Inc.
8 1/4% Senior Subordinated Notes, Series B, Due 2014

     Standard Aero Holdings, Inc., a Delaware corporation, promises to pay to                     , or registered assigns, the principal sum of                      Dollars, as revised by the Schedule of Increases and Decreases in Global Security attached hereto, on September 1, 2014.

Interest Payment Dates:	March 1 and September 1

Record Dates:	February 15 and August 15

     Additional provisions of this Note are set forth on the other side of this Security.

Dated:                     , 200

STANDARD AERO HOLDINGS, INC.
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

WELLS FARGO BANK,
NATIONAL ASSOCIATION

as Trustee, certifies that this
is one of the Notes referred
to in the Indenture.

By:

Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

8 1/4% Senior Subordinated Note, Series B, due 2014

          Capitalized terms used herein will have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

     1. Interest. Standard Aero Holdings, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 8 1/4% per annum from            until maturity and will pay the Additional Interest payable pursuant to Section 2 of the Registration Rights Agreement referred to below. The Company will pay interest and Additional Interest, if any, semi-annually on March 1 and September 1 of each year, commencing           , or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), with the same force and effect as if made on the date for such payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 20, 2004. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

     2. Method Of Payment. The Company will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of Notes at the close of business on the February 15 or August 15 next (whether or not a Business Day) preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and Additional Interest, if any, and interest at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Interest, if any, on, all Global Notes and all other Notes the Holders of which have provided wire transfer instructions to the Company or the Paying Agent if such Holders are registered Holders of at least $250,000 in principal amount of the Notes. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     3. Paying Agent And Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Restricted Subsidiaries may act in any such capacity.

     4. Indenture. The Company issued the Notes under an Indenture dated as of August 20, 2004 (“Indenture”) among the Company, the Guarantors named therein and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture will govern and be controlling.

     5. Optional Redemption.

          (a) Except as set forth in clauses (b) and (c) of this paragraph 5 and paragraph 6, the Notes will not be redeemable at the Company’s option prior to September 1, 2009. Thereafter, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2009	104.125%
2010	102.750%
2011	101.375%
2012 and thereafter	100.000%

          (b) Notwithstanding the foregoing, at any time prior to September 1, 2007, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture (calculated after giving effect to the issuance of Additional Notes) at a redemption price of 108.250% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company or from the cash contribution of equity capital (other than Disqualified Stock) to the Company; provided that at least 65% of the aggregate principal amount of Notes (including Additional Notes, if any) issued under the Indenture remains outstanding immediately after the occurrence of each such redemption (excluding Notes held by the Company and its Subsidiaries); and provided, further, that any such redemption occurs within 90 days of the date of the closing of such Equity Offering.

          (c) At any time prior to September 1, 2009, the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the applicable redemption date.

     6. Special Mandatory Redemption. Notwithstanding the foregoing, in the event that the Acquisition is not consummated on or prior to September 30, 2004 or if the Acquisition Agreement is terminated prior to such time, the Company shall redeem (the “Special

Redemption”) the Notes, in whole but not in part, on or prior to October 4, 2004, at a redemption price (the “Special Redemption Price”) in cash equal to 100.0% of the issue price of the Notes on the Special Redemption Date, plus accrued and unpaid interest, to, but not including, the Special Redemption Date. The “Special Redemption Date” means the earlier of the date specified by the Company in an Officers’ Certificate delivered in accordance with the Escrow Agreement and October 4, 2004. The Trustee shall deliver to each Holder a written notice (specifying the information specified in Section 3.03 of the Indenture) of the Special Redemption one Business Day prior to the Special Redemption Date.

          Except as provided in the immediately preceding paragraph, the Company is not required to make mandatory redemption payments with respect to the Notes.

     7. Repurchase At Option Of Holder.

          (a) If there is a Change of Control, the Company will be required to make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes at a purchase price equal to 101% of aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

          (b) If the Company or a Restricted Subsidiary consummates an Asset Sale and the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) pursuant to Section 3.09 of the Indenture to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of this Note.

     8. Notice Of Redemption. Except as set forth in Section 3.10 of the Indenture, notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of

$1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

     9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

     10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

     11. Amendment, Supplement And Waiver. Subject to certain exceptions, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture, the Notes or the Subsidiary Guarantees may be waived (except a default in respect of the principal or interest on the Notes) with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture, the Notes or the Subsidiary Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company’s assets, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with the rules of any applicable securities depository, to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to comply with Section 5.01 of the Indenture, to add Guarantees with respect to the Notes or to secure the Notes, to add to the covenants of the Company or any Guarantor for the benefit of the Holders of the Notes or surrender any right or power conferred upon the Company or any Guarantor, to release a Guarantor from its Subsidiary Guarantee in accordance with the applicable provisions of the Indenture or to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the procedures set forth in the Indenture.

     12. Defaults and Remedies. An “Event of Default” occurs if: (i) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of, or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with the covenants contained in Sections 4.07, 4.09, 4.10, 4.15 or 5.01 of the Indenture; (iv) default in the performance of or the failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any of its other agreements (other than a default or failure which is described in clauses (i), (ii) or (iii) above) in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness at its stated maturity prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”) or results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; or (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest, except with respect to a Default or Event of Default relating to the payment of principal of, or interest or premium of Additional Interest, if any, on, the Notes.

     In the event of any Event of Default specified in clause (v) of the first paragraph of this Section 12, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for the Event of Default has been cured.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of principal of, or interest or premium or Additional Interest, if any, on, the Notes; provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree or if all existing Events of Default have been cured or waived.

     13. Subordination. Payment of the principal of, premium and Additional Interest, if any, or interest on the Notes is subordinated to the prior payment of Senior Debt on the terms provided in the Indenture.

     14. Trustee Dealings With Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

     15. No Recourse Against Others. A director, officer, employee, incorporator or stockholder, of the Company or any Guarantor, as such, will not have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

     16. Authentication. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

     17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gifts to Minors Act).

     18. Additional Rights Of Holders Of Restricted Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Notes will have all the rights set forth in the Registration Rights Agreement dated as of August 20, 2004, between the Company and the parties named on the signature pages thereof, or, with respect to any Additional Notes, Holders of Restricted Notes will have all the rights set forth in one or more registration rights agreements between the Company and the other parties thereto, relating to rights given by the Company to the purchasers of Additional Notes (collectively, the “Registration Rights Agreement”).

     19. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

     20. Governing Law. This Note will be governed by, and construed in accordance with, the laws of the State of New York.

     The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Standard Aero Holdings, Inc.
500-1780 Wellington Avenue
Winnipeg, Manitoba, Canada
Attention: Bradley Bertouille
(Fax: 204-784-9647)

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature

Signature Guarantee:

(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Security.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

               The following increases or decreases in this Global Note have been made:

			Principal Amount of this Global	Signature of authorized
Date of	Amount of decrease in Principal	Amount of increase in Principal	Note following such decrease or	signatory of Trustee or
Exchange	Amount of this Global Note	Amount of this Global Note	increase	Securities Custodian

OPTION OF HOLDER TO ELECT PURCHASE

               If you elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check either box:

☐	☐
4.10	4.15

               If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount in principal amount (must be integral multiple of $1,000): $                                                             and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note will be issued for the portion not being repurchased):                                         .

Date:	Your Signature:

(Sign exactly as your name appears on the other side of the Security)

Signature Guarantee:

(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

EXHIBIT C

FORM OF NOTATION ON SENIOR SUBORDINATED NOTE RELATING TO SUBSIDIARY GUARANTEE

          Pursuant to the Indenture (the “Indenture”) dated as of August 20, 2004 among Standard Aero Holdings, Inc., the Guarantors party thereto (each a “Guarantor” and collectively the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), each Guarantor (i) has jointly and severally unconditionally guaranteed (a) the due and punctual payment of the principal of, and premium, interest and Additional Interest on the Notes, whether at maturity or on an interest payment date, by acceleration, call for redemption or otherwise, (b) the due and punctual payment of interest on the overdue principal and premium of and interest and Additional Interest on the Notes and (c) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise and (ii) has agreed to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under the Subsidiary Guarantee (as defined in the Supplemental Indenture).

          Notwithstanding the foregoing, in the event that the Subsidiary Guarantee of any Guarantor would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of such Guarantor under its Subsidiary Guarantee will be reduced to the maximum amount permissible under such fraudulent conveyance or similar law.

          The Subsidiary Guarantee will be binding upon each Guarantor and its successors and assigns and will inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges herein conferred upon that party will automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

          The Subsidiary Guarantee will not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which the Subsidiary Guarantee is noted has been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers. Capitalized terms used herein have the meaning assigned to them in the Indenture.

C-1

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED
BY GUARANTOR

          SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                     , among                      (the “Guarantors”), each a direct or indirect subsidiary of Standard Aero Holdings, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company and Wells Fargo Bank, National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

          WHEREAS, the Company and certain of its Subsidiaries have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 20, 2004 providing for the issuance of an unlimited amount of 8 1/4% Senior Subordinated Notes due 2014 (the “Notes”);

          WHEREAS, the Indenture provides that under certain circumstances the Guarantors will execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantors will unconditionally guarantee all of the Company’s Obligations (as defined in the Indenture) under the Notes and the Indenture on the terms and conditions set forth herein (the “Subsidiary Guarantee”); and

          WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

          NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     1. Capitalized Terms. Capitalized terms used herein without definition will have the meanings assigned to them in the Indenture.

     2. Agreement To Guarantee. Each Guarantor hereby agrees as follows:

(a)	Such Guarantor, jointly and severally with all other current and future guarantors of the Notes (collectively, the “Guarantors” and each, a “Guarantor”), unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, regardless of the validity and enforceability of the Indenture, the Notes or the Obligations of the Company under the Indenture or the Notes, that:

(i)	the principal of, premium, interest and Additional Interest, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, interest and Additional Interest, if any, on the Notes, to the extent lawful, and all other Obligations of the Company to the Holders or the Trustee thereunder or under the Indenture will be promptly paid in full, all in accordance with the terms thereof, including but not limited to Section 11 thereof; and

(ii)	in case of any extension of time for payment or renewal of any Notes or any of such other Obligations, that the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

(b)	Notwithstanding the foregoing, in the event that this Subsidiary Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of such Guarantor under this Supplemental Indenture and its Subsidiary Guarantee shall be reduced to the maximum amount permissible under such fraudulent conveyance or similar law.

(c)	Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

     3. Execution And Delivery Of Subsidiary Guarantees.

(a)	To evidence its Subsidiary Guarantee set forth in this Supplemental Indenture, such Guarantor hereby agrees that a notation of such Subsidiary Guarantee substantially in the form of Exhibit C to the Indenture will be endorsed by an officer of such Guarantor on each Note authenticated and delivered by the Trustee after the date hereof.

(b)	Notwithstanding the foregoing, such Guarantor hereby agrees that its Subsidiary Guarantee set forth herein will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

(c)	If an Officer whose signature is on this Supplemental Indenture or on the Subsidiary Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Subsidiary Guarantee is endorsed, the Subsidiary Guarantee will be valid nevertheless.

(d)	The delivery of any Note by the Trustee, after the authentication thereof under the Indenture, will constitute due delivery of the Subsidiary Guarantee set forth in this Supplemental Indenture on behalf of each Guarantor.

(e)	Each Guarantor hereby agrees that its Obligations hereunder will be unconditional, regardless of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

(f)	Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee made pursuant to this Supplemental Indenture will not be discharged except by complete performance of the Obligations contained in the Notes and the Indenture.

(g)	If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, Trustee, liquidator or other similar official acting in relation to either the Company or such Guarantor, any amount paid by either to the Trustee or such Holder, the Subsidiary Guarantee made pursuant to this Supplemental Indenture, to the extent theretofore discharged, will be reinstated in full force and effect.

(h)	Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby. Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders and the Trustee, on the other hand:

(i)	the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of the Subsidiary Guarantee made pursuant to this Supplemental Indenture, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby; and

(ii)	in the event of any declaration of acceleration of such Obligations as provided in Article 6 of the Indenture, such Obligations (whether or not due and payable) will forthwith become due and payable by such Guarantor for the purpose of the Subsidiary Guarantee made pursuant to this Supplemental Indenture.

(i)	Each Guarantor will have the right to seek contribution from any other non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders or the Trustee under the Subsidiary Guarantee made pursuant to this Supplemental Indenture.

     4. Guarantor May Consolidate, etc. on Certain Terms.

(a)	Except as set forth in Articles 4 and 5 of the Indenture, nothing contained in the Indenture, this Supplemental Indenture or in the Notes will prevent any consolidation or merger of any Guarantor with or into the Company or any other Guarantor or will prevent any transfer, sale or conveyance of the property of any Guarantor as an entirety or substantially as an entirety to the Company or any other Guarantor.

(b)	Except as set forth in Section 10.04 of the Indenture, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless: (i) immediately after giving effect to such transaction, no Default or Event of Default exists and (ii) either (A) subject to Section 10.04 of the Indenture, the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Indenture and the Subsidiary Guarantee on the terms set forth in the Indenture or such Subsidiary Guarantee, as the case may be, or (B) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including without limitation, Section 4.10 thereof.

(c)	In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee made pursuant to this Supplemental Indenture and the due and punctual performance of all of the covenants and conditions of the Indenture and this Supplemental Indenture to be performed by such Guarantor, such successor Person will succeed to and be substituted for such Guarantor with the same effect as if it had been named herein as the Guarantor. Such successor Person thereupon may cause to be signed any or all of the Subsidiary Guarantees to be endorsed upon the Notes issuable under the Indenture which theretofore have not been signed by the Company and delivered to the Trustee. All the

Subsidiary Guarantees so issued will in all respects have the same legal rank and benefit under the Indenture and this Supplemental Indenture as the Subsidiary Guarantees theretofore and thereafter issued in accordance with the terms of the Indenture and this Supplemental Indenture as though all of such Subsidiary Guarantees had been issued at the date of the execution hereof.

     5. Releases.

(a)	In the event of any sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, in each case to a Person that is not (either before or after giving effect to such transactions) a Subsidiary of the Company, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, including without limitation Section 4.10 thereof. Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, including without limitation Section 4.10 thereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee. Any Guarantor not released from its obligations under its Subsidiary Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under the Indenture as provided in Article 10 thereof.

(b)	Upon the designation of a Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture, such Guarantor will be released and relieved of its Obligations under its Subsidiary Guarantee and this Supplemental Indenture. Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such designation of such Guarantor as an Unrestricted Subsidiary was made by the Company in accordance with the provisions of the Indenture, including without limitation Section 4.07 of the Indenture, the Trustee will execute any documents reasonably required in order to evidence the release of such Guarantor from its Obligations under its Subsidiary Guarantee. Any Guarantor not released from its Obligations under its Subsidiary Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other Obligations of any Guarantor under the Indenture as provided in Article 10 thereof.

(c)	Each Guarantor will be released and relieved of its obligations under this Supplemental Indenture in accordance with, and subject to, Article 8 of the Indenture.

     6. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of any Guarantor, as such, will have any liability for any Obligations of the Company or any Guarantor under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

     7. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

     9. Effect Of Headings. The Section headings herein are for convenience only and will not affect the construction hereof.

     10. The Trustee. The Trustee will not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guarantors and the Company.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                     ,

STANDARD AERO HOLDINGS, INC.
By:
Name:
Title:

Guarantors:

[EXISTING GUARANTORS]
[ADDITIONAL GUARANTORS]

Dated:                     ,

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Trustee

By:

Name:
Title: